Exhibit 10.7

Dated 7 August 2005

KM DENMARK OVERSEAS APS

ALNERY NO. 2524 LIMITED

KERR-MCGEE CORPORATION

A.P. MOLLER - MAERSK A/S

AGREEMENT FOR THE SALE AND PURCHASE
OF THE SHARES IN
KERR-MCGEE (G.B.) LIMITED AND
KERR-MCGEE NORWAY AS

SCHEDULE 1 DETAILS OF KM NORWAY, KM GB AND THE SUBSIDIARIES	52

PART A DETAILS OF KM NORWAY AND KM GB I……………………..	52
II………………………………………………………………………………..	53
PART B - DETAILS OF THE SUBSIDIARIES OF KM GB………………..	54

SCHEDULE 2 KERR-MCGEE WARRANTIES…………………………………………..	60

PART A GENERAL/COMMERCIAL………………………………………..	60
PART B IP/IT………………………………………………………………….	67
PART C REAL ESTATE……………………………………………………...	68
PART D TAXATION…………………………………………………………	69
PART E ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS..	71
PART F VESSELS…………………………………………………………….	72
PART G EMPLOYMENT…………………………………………………….	73
PART H RETIREMENT BENEFITS…………………………………………	75

SCHEDULE 3 THE BUYER WARRANTIES…………………………………………….	79
SCHEDULE 4 LIMITATIONS ON LIABILITY………………………………………….	81
SCHEDULE 5 CONDUCT OF THE TARGET COMPANIES PRE-COMPLETION……	86
SCHEDULE 6 COMPLETION ADJUSTMENTS…………………………………………	91

PART A………………………………………………………………………..	91
PART B………………………………………………………………………..	91
PART C SPECIFIC ACCOUNTING TREATMENTS……………………….	92
PART D………………………………………………………………………..	93

SCHEDULE 7 COMPLETION ARRANGEMENTS……………………………………...	98
SCHEDULE 8 TAX COVENANT…………………………………………………………	100
SCHEDULE 9………………………………………………………………………………	117

PART A - OPERATING AGREEMENTS……………………….…………..	117
PART B - UNITISATION AND UNIT OPERATING AGREEMENTS…….	120

SCHEDULE 10 LICENCES………………….…………………………………………….	121
SCHEDULE 11 PROPERTIES…………………………………………………………….	126
SCHEDULE 12 RESTRUCTURING STEPS SCHEDULE……………………………….	127
SCHEDULE 13 THIRD PARTY ASSURANCES………………………………………..	129

THIS AGREEMENT is made this 7th day of August 2005

Between:

(1)	KM DENMARK OVERSEAS ApS, a private company limited by shares incorporated in Denmark and having its registered office at Holdbergsgade 14, 2., DK-1057 Copenhagen K, Denmark (Kerr-McGee);

(2)	ALNERY NO. 2524 LIMITED, a company incorporated in England and having its registered office at 9 Cheapside, London EC2V 6AD (the Buyer);

(3)	KERR-MCGEE CORPORATION, a Delaware corporation having its office at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, United States of America (the Kerr-McGee Guarantor); and

(4)	A.P. MOLLER - MAERSK A/S, a company incorporated in Denmark and having its registered office at 50 Esplanaden, DK - 1098 Copenhagen K, Denmark (the Buyer Guarantor).

Whereas:

(A)  Kerr-McGee (G.B.) Limited (KM GB) is a private company incorporated in England and Wales, Kerr-McGee Norway AS (KM Norway) is a private company incorporated in Norway.

(B)  Kerr-McGee wishes to sell and the Buyer wishes to purchase all of the issued share capital of each of KM Norway and KM GB.

(C)  Kerr-McGee Guarantor is the ultimate holding company of Kerr-McGee and is willing to guarantee the obligations of Kerr-McGee under this Agreement. The Buyer Guarantor is the ultimate holding company of the Buyer and is willing to guarantee the obligations of the Buyer under this Agreement.

(D)  The parties acknowledge that, in relation to Completion, this Agreement is suspensive by reason of conditions precedent to Completion set out in this Agreement.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.  Definitions and Interpretation

1.1  In this Agreement, the following expressions shall, except where the context otherwise requires, have the following meanings:

  2004 Accounts means in relation to each of the Target Companies which is incorporated in the United Kingdom:

(a)	the audited balance sheet of that company as at 31 December 2004; and

(b)	the audited profit and loss account of that company as at 31 December 2004;

in the Agreed Form together with any notes, reports, statements or documents included in or annexed or attached to them;

Accrual Basis of Accounting means the basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

Adjustment has the meaning given in clause 9.1;

Adjustment Clauses has the meaning given in clause 9.1;

Affected Party has the meaning given in Schedule 7 (Completion Arrangements);

Affiliate means:

(a)
if the Party is a subsidiary undertaking of another company, the Party’s ultimate holding company and any subsidiary undertaking (other than the Party itself) of the Party’s ultimate holding company; or

(b)	if the Party is not a subsidiary undertaking of another company, any subsidiary undertaking of the Party.

For the purpose of this definition, holding company and subsidiary undertaking shall have the meanings given to those expressions in Sections 736 and 258 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989;

Agreement means this agreement including its Schedules;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of Kerr-McGee and the Buyer (in each case with such amendments as may be agreed by or on behalf of Kerr-McGee and the Buyer);

Asset Adjustments means the Working Capital Adjustment, the Billed Invoice Adjustment, the NPR Adjustment, the Petroleum Sales Adjustment, the Interest Adjustment and the Taxation Adjustment all as defined in, and determined in accordance with the terms of, each of the Asset Sale Agreements;

Asset Base Consideration means the aggregate of the Base Consideration under, and as defined in, each of the Asset Sale Agreements;

Asset Buyer means Centrica Resources Limited;

Asset Final Completion Statements means the Final Completion Statements (as defined in each of the Asset Sale Agreements) delivered by Kerr-McGee on behalf of the Asset Sellers pursuant to clause 8.4 of each of the Asset Sale Agreements;

Asset Losses means any liability, Losses and Expenses of each of the Asset Sellers:

(a)	subject to (c) below, under or arising out of the relevant Asset Sale Agreements or any breach thereof including without limitation:

(i)	the Kerr McGee Warranties (as defined in each of the Asset Sale Agreements);

(ii)	the obligations of the Asset Sellers under clauses 12.2 and/or 12.4(b) of each of the Asset Sale Agreements; or

(iii)	the performance of the Asset Sellers’ obligations under the relevant Asset Sale Agreements,

in each case whether relating to the period before, on or after Completion or the Effective Date (both as defined in each of the Asset Sale Agreements);

(b)	subject to (c) below, under or arising out of any obligations relating to the period before the Effective Date (each as defined in each of the Asset Sale Agreements);

(c)	Notwithstanding (a) and (b) above, Asset Losses shall not include:

(i)	any liability, Losses and Expenses under or arising out of clause 8 of each of the Asset Sale Agreements;

(ii)	any Environmental Liabilities or Decommissioning Liabilities (both as defined in each of the Asset Sale Agreements) or any liabilities, Costs and Expenses relating thereto;

(iii)
any liability, Losses and Expenses under or arising out of any post Completion (as defined in each of the Asset Sale Agreements) breach by either of the Asset Sellers of any of the Asset Sale Agreements;

Asset Net Adjustment Amount means the aggregate of all the Working Capital Adjustments determined under each of the Asset Sale Agreements;

Assets means the assets (including, for the avoidance of doubt, all of the issued shares in Kerr-McGee Canada Limited) to be sold pursuant to the Asset Sale Agreements;

Asset Sale Adjustment has the meaning set out in Schedule 6;

Asset Sale Agreements means the agreements between the Asset Sellers and the Asset Buyer for the sale and purchase of certain assets, and the Canada Share Sale Agreement, dated 6 August, 2005 each in the Agreed Form;

Asset Sale Transaction means the sale and purchase of the Assets contemplated by the Asset Sale Agreements and the sale and purchase of the shares contemplated by the Canada Share Sale Agreement;

Asset Sellers means Kerr-McGee Oil (U.K.) Limited and Kerr-McGee North Sea (U.K.) Limited;

Base Consideration means two billion nine hundred and fifty million United States Dollars (US $2,950,000,000.00);

Benefits means all income, receipts, assets and other amounts or benefits in connection with or arising out of the Assets or pursuant to the Asset Sale Agreements (including in respect of tax but excluding any such benefits arising under clause 8 of each of the Asset Sale Agreements) to which either of the Asset Sellers is entitled pursuant to the relevant Asset Sale Agreements;

Business Day means a day, other than a Saturday or Sunday, on which banks are or, as the context may require, were generally open for normal business in Copenhagen, London and New York;

the Buyer’s Account means a bank account to be notified by the Buyer to Kerr-McGee not later than two (2) Business Days prior to the Completion Date;

Buyer Group means the Buyer and its Affiliates from time to time including after Completion the Target Companies; and a member of the Buyer Group shall mean any of the foregoing;

Buyer Warranties means the warranties set out in Schedule 3;

Buyer Warranty Claim means any claim against the Buyer for breach of the Buyer Warranties;

Canada Share Sale Agreement means the agreement between Kerr-McGee and the Asset Buyer for the sale and purchase of the entire share capital of Kerr-McGee Canada Limited;

Claim means any claim by the Buyer or its Affiliates under or for breach of this Agreement, including, without limitation, any Kerr-McGee Warranty Claim or a claim under the Tax Covenant or any indemnity;

Completion means the completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Date means, subject to clause 4.13 and any time period of the kind referred to in clause 7.13, the date occurring five (5) Business Days after the Conditions Precedent referred to in clauses 4.1(a) to 4.1(d) have been satisfied (or, where applicable, waived) without a Material Adverse Change occurring, or such other date as shall be agreed between the Parties;

Completion Inter-Company Payables means, in relation to each Target Company, any amounts, including inter-company advances, owed as at Completion by that Target Company to any member of Kerr-McGee Group on any account whatsoever including any unpaid dividends, and Completion Inter-Company Payable shall be construed accordingly;

Completion Inter-Company Receivables means, in relation to each Target Company, any amounts, including inter-company advances, owed as at Completion to that Target Company from any member of Kerr-McGee Group on any account whatsoever, including any outstanding inter-company loan notes and Completion Inter-Company Receivable shall be construed accordingly;

Completion Venue means the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London, EC4Y 1HS or such other location as the Parties may agree;

Conditions Precedent means the conditions specified in clause 4.1;

Connected Persons means in relation to a person any of its Affiliates (including for the avoidance of doubt, in relation to the Buyer, after Completion the Target Companies and, in relation to Kerr-McGee, any of its Affiliates at the date hereof) or any of the directors, officers and employees, of that person or any of such Affiliates;

Contribution Adjustment has the meaning set out in Schedule 6;

Costs means losses, damages, costs (including reasonable legal costs) and expenses, in each case of any nature whatsoever;

Damages Payment has the meaning given in Schedule 4 (Limitations on Liability);

Data Protection Legislation means all statutes, common law, regulations, directives, decisions and the like (whether in the United Kingdom or the European Union) concerning the protection and/or processing of personal data;

Data Room means the data room agreed for the purposes of this Agreement between Kerr-McGee and the Buyer relating to the Target Companies as made available to the Buyer and its advisers and referred to in the Disclosure Letter;

Decommissioning Liabilities means any and all claims, costs, charges, expenses, liabilities or obligations reasonably incurred in relation to decommissioning, abandonment, removing or making safe all of the property relating to the Target Company Business (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures), whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to, or in relation to any operations under, any of the Licensed Interest Documents or any former licences or operating agreements, or licensed interest documents or other agreement to which a Target Company is or was a party or under statutory obligation, common law, international law or international convention or other obligation including any decommissioning plans or IMO Guidelines and Standards or regulations under OSPAR Decision 98/3 or any subsequent decisions of OSPAR and including any residual liability for necessary or continuing maintenance and monitoring costs;

Disclosure Letter means the letter in the Agreed Form of even date herewith to the Buyer from Kerr-McGee as amended pursuant to clause 7.5;

Disputed Amounts has the meaning given in clause 9.4;

Distribution Adjustment has the meaning set out in Schedule 6;

DTI means the Department of Trade and Industry;

E&D Claim means a claim brought by Kerr-McGee pursuant to or arising out of clause 11;

E&D Liabilities means any Environmental Liabilities, any Decommissioning Liabilities and any Losses and Expenses arising out of or in connection with any Environmental Liabilities and Decommissioning Liabilities;

Effective Date means 00.01 hours (London time) on 1 July 2005;

Effective Date Accounts means the balance sheet of KM Norway and the consolidated balance sheet of KM GB and the Subsidiaries both as at the Effective Date and in the Agreed Form;

Employees means all employees employed by Kerr-McGee North Sea (U.K.) Limited immediately prior to Completion;

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge (fixed or floating), pledge, lien, assignment by way of security, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Environment means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed, subsoil and land under water), flora, fauna, fish and any ecological systems and living organisms supported by those media including man;

Environmental Consents means any permit, licence, authorisation, permission, accreditation, consent, exemption or other approval required in relation to the Target Company Business under or pursuant to any Environmental Law or Operational Law;

Environmental Law means all European Union law, international treaties, national, federal, provincial, state or local statutes or regulations, the common law, and any codes and conventions of law (having legal effect), from time to time, in any relevant jurisdiction including any guidelines, notes for industry on decommissioning offshore installations and pipelines made under the Petroleum Act 1998 or other relevant legislation and decommissioning programmes in effect from time to time concerning:

(a)	harm or damage to or protection of the Environment or the provision of remedies in respect of or compensation for harm or damage to the Environment;

(b)
emissions, discharges, releases or escapes into or the presence in the Environment of Hazardous Substances or the production, processing, management, treatment, storage, transport, handling or disposal of Hazardous Substances or the disposal or abandonment of any oil platform;

(c)	worker or public health and safety; or

(d)
decommissioning, abandonment, removing or making safe any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures), and any bylaws, regulations or subordinate legislation, judgements, decisions, notices, orders, circulars, technical instructions, licences or permits and codes of practice issued or made thereunder from time to time;

Environmental Liabilities means any and all claims, costs, charges, expenses, liabilities or obligations reasonably incurred in respect of the Target Company Business under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) from and for reinstating or preventing or continuing contamination of any area of land, foreshore or seabed (including the subsoil), wherever situated, (in all cases in connection with the Target Company Business) whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to or in relation to any operations under former licences or any operating agreements, licensed interest documents or other agreement to which a Target Company is or was a party or under any Environmental Law or any other obligation and including, without limitation, any residual liability for anticipated and/or necessary continuing maintenance and monitoring costs;

EU Allowance means a unit of account representing 1 metric tonne of CO2 equivalent issued by an EU member state government or agency to an installation obliged to participate in the EU emissions trading scheme in accordance with the provisions of Directive 2003/87/EC as amended;

EU CER means a certified emission reduction issued pursuant to Article 12 of the Kyoto Protocol and represents 1 metric tonne of CO2 equivalent which is capable of being converted into an EU Allowance or is otherwise accepted for use in the EU emissions trading scheme in accordance with the provisions of Directive 2003/87/EC as amended;

Exchange Rate means the completion mid-point spot exchange rate for the applicable currency against United States Dollars as quoted in the London Financial Times published one (1) Business Day prior to the relevant date;

Final Completion Statement means the final completion statement as defined in clause 9.4;

Financial Debt means borrowings and indebtedness in the nature of borrowing or money raised (including by way of acceptance credits, discounting or similar facilities, debt factoring, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other institution, entity, person or organisation;

Hazardous Substances means any wastes, pollutants, contaminants and any other natural or artificial substances (whether in the form of a solid, liquid, gas or vapour, and whether alone or in combination) or contained in any pipes, cables, containers, structures, plant or equipment which are capable of causing harm or damage to the Environment and/or the disposal or emission of which into the Environment is regulated, prohibited or penalised or made actionable pursuant to any Environmental Law;

HMRC means Her Majesty’s Revenue & Customs;

IMO Guidelines and Standards means the International Maritime Organisation Guidelines and Standards for the Removal of Offshore Installations and Structures on the Continental Shelf and in the Exclusive Economic Zone;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Inter-Company Notes Receivables means the aggregate amount owed to Kerr-McGee (G.B.) Limited as at the Effective Date in respect of notes issued by members of the Kerr-McGee Group, being $739,999,999.99;

Interest Adjustment has the meaning set out in Schedule 6;

Interim Completion Statement has the meaning given in clause 9.3(b);

Interim Net Adjustment Amount has the meaning given in clause 9.3(a);

Internal IT Systems means the material information and communications technologies used by the Target Companies (including without limitation hardware, proprietary and third party software, networks, peripherals and associated documentation);

Joint Property means all materials, equipment, plant, machinery, platforms, pipelines, rigs, subsea facilities, transportation facilities, wells and all other offshore and onshore installations and structures relating to the Licence Interests owned under any Licensed Interest Documents;

Kerr-McGee’s Account means a bank account to be notified by Kerr-McGee to the Buyer no later than two (2) Business Days prior to the Completion Date;

Kerr-McGee Group means Kerr-McGee and its Affiliates from time to time but excluding the Target Companies;

Kerr-McGee Group Insurance Policy means all current and expired insurance contracts, other than occurrence based employers’ liability policies, as at the Effective Date and as at the Completion Date which as at either such date provide insurance protection for the Kerr-McGee Group and the Target Companies and their respective directors, officers and employees against loss, liability, cost or expense, and all other expired policies which provided coverage for the Kerr-McGee Group and the Target Companies under which any Target Companies have notified actual or potential claims which remain open;

Kerr-McGee Parent Company Guarantee means the guarantee from the Kerr-McGee Guarantor to the Buyer pursuant to clause 20;

Kerr-McGee Warranties means the warranties set out in Schedule 2 (Kerr-McGee Warranties);

Kerr-McGee Warranty Claim means any claim against Kerr-McGee for breach of the Kerr-McGee Warranties;

KM Norway 2004 Accounts means the trial balance of KM Norway as at 31 December 2004 in the Agreed Form;

Licences means the licences as detailed in Schedule 10 (Licences) and, where the context so admits, any one or more of such licences;

Licences In means any material licence of Intellectual Property Rights which has been granted by a third party to a Target Company in relation to its business or any part of it;

Licence Interests means the undivided legal and beneficial interests in the following, as more particularly described in Schedule 10 (Licences):

(a)	the Licences and blocks of the Licences specified in Schedule 10;

(b)	each Operating Agreement and each Unit Agreement with such right, title and interest being the relevant percentage interest specified in Schedule 10 as at the date of this Agreement;

(c)	the other Licensed Interest Documents;

(d)	the Joint Property;

(e)	the Target Company Asset Data;

Licensed Interest Documents means the licences, deeds, agreements, letters and offer documents to which a Target Company is a party specified in and relating to the interests specified in Schedule 10 (Licences) (including, but not limited to, the Licences, the Operating Agreements and the Unit Agreements) and, where the context so admits, any one or more of such documents;

Licences Out means any material licence of Intellectual Property Rights which has been granted by a Target Company to a third party;

Longstop Date means four (4) months after the date of signing of this Agreement or such other date as set out in clause 4.4 or clause 4.5;

Losses and Expenses means reasonably incurred losses, damages, liabilities (including for the avoidance of doubt in relation to tax or amounts in respect of tax), costs and expenses including fines, penalties, clean-up costs, reasonable legal and other professional fees and any VAT payable in relation to any such matter, circumstances or item;

Maritime Laws means all national and international laws, ordinances, rules regulations, rules of common law, conventions and agreements pertaining to the operation of the Vessels (including, without limitation, the Offshore Installations (Registration) Regulations 1972, the Merchant Shipping (Marine Equipment) Regulations 1999 and any comparable United Kingdom laws);

Material Adverse Change means destruction of or damage to any platforms, pipelines, wells, facilities and all other offshore and onshore installations and structure relating to the Target Company Business, such that the aggregate of the reduction in the net present value of all cash revenues less all cash expenditures and taxation which the Target Companies are entitled to receive, assuming a 8 per cent. discount rate, no reduction or increase in the price of Petroleum after the date hereof and no changes in the hydrocarbon accumulations in any fields to which the Licences relate after the date hereof and determined on an objective basis, which is caused by such destruction or damage exceeds $737,500,000;

Material Environmental Contracts means all contracts, agreements, binding obligations or covenants which concern (in whole or in part) a Hazardous Substance, the protection of, or prevention of harm to, the Environment or the carrying out of any Remedial Action and which are, or are likely to be, material to any member of the Kerr-McGee Group or any Target Company's business, profits, assets (including properties) or prospects;

Net Adjustment Amount means the cash amount expressed in United States Dollars to be calculated by adding together all the relevant Adjustments in accordance with clause 9, and which, if positive, shall increase the Base Consideration and, if negative, shall reduce the Base Consideration;

Nominated Independent Accountant has the meaning given in clause 9;

Non-Tax Claim means a Claim other than a claim for breach of any of the Tax Warranties or a claim under the Tax Covenant;

NORM has the meaning given in clause 11;

Objection Notice has the meaning given in clause 9.4;

Operator means the person designated for the time being as the operator under the relevant Operating Agreement or Unit Agreement (as the case may be);

Operating Agreements means the operating agreements as detailed in Schedule 9 (Operating Agreements and Unit Agreements) to which a Target Company is a party, and where the context so admits, any one or more of such agreements;

Operational Laws means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements pertaining to operation of the Vessels or protection of human health or health and safety of employees (including, without limitation, the Health and Safety at Work etc Act 1974, the Offshore Installations (Safety Case) Regulations 1992, Offshore Installations (Registration) Regulations 1972, the Merchant Shipping (Marine Equipment) Regulations 1999 and any comparable United Kingdom laws);

Party means Kerr-McGee, the Kerr-McGee Guarantor, the Buyer or the Buyer Guarantor and Parties means any of them;

Petroleum has the meaning ascribed thereto in the Licences;

Pre-Completion Restructuring means the restructuring of the Target Companies pursuant to the Restructuring Steps Schedule;

Pounds Sterling or £ means the lawful currency of the United Kingdom from time to time;

Properties means the leasehold interests of the Target Companies brief particulars of which are set out in Schedule 11 (Properties);

Proposed Transaction means the transactions contemplated by the Transaction Documents;

Records has the meaning set out in clause 10;

Reference Interest Rate means the rate quoted by the Royal Bank of Scotland to prime banks in the London Interbank Market at or about 11.30 a.m. British Standard Time for one (1) month deposits in United States Dollars in the amount (or as close an amount thereto as is practicable) of the sum due but unpaid. In respect of any date which is not a Business Day the rate set for the immediately preceding Business Day shall apply;

relief has the meaning given in Schedule 8 (Tax Covenant);

Remedial Action means any works or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any Hazardous Substance in or on the Environment; or any investigation, sampling or monitoring in connection with any such works or action under or pursuant to any Environmental Law or Material Environmental Contract;

Restructuring Steps Schedule means the steps it is proposed to take in implementing the Pre-Completion Restructuring as set out in Schedule 12 and including for the avoidance of doubt the Asset Sale Transaction but excluding the execution and completion of the sale and purchase pursuant to this Agreement;

Schedules means the schedules to this Agreement;

Secretary of State means the Minister as defined under the Licences or his successor in office or any other person for the time being responsible for carrying out the function at present carried out by the Minister in respect of the Licences;

Shares means the shares comprising the entire issued share capital of each of KM Norway and KM GB ;

Subsidiaries means the companies details of which are set out in Part B of Schedule 1 and Subsidiary means any one of them;

Target Companies means KM GB, KM Norway and the Subsidiaries and Target Company means any of them;

Target Company Asset Data means all data, reports and other information held by the Target Companies relating directly to the Licence Interests and forming part of the property jointly owned by the Target Companies and the other parties to an Operating Agreement in accordance with its terms, but excluding all internal communications within Kerr-McGee and between Kerr-McGee and its Affiliates and internal memoranda, reports, interpretations and documents created for Kerr-McGee’s (or its Affiliates’ (other than the Target Companies’)) own use and excluding Target Company Traded Data and the Licensed Interest Documents;

Target Company Business means the oil and gas exploration, production and development business, including the production and/or storage and offloading of Petroleum on the Vessels, of the Target Companies;

Target Company Insurance Policy means any current or former insurance policy, other than a Kerr-McGee Group Insurance Policy, under which any of the Target Companies is or was an insured party and, for the avoidance of doubt, includes occurrence based employers’ liability policies (whether arranged on a group basis or otherwise);

Target Company IPR means the registered Intellectual Property Rights owned by the Target Companies;

Target Company Traded Data means data acquired from a third party by Kerr-McGee or its Affiliates by trade, purchase or otherwise which cannot be provided to the Buyer because such transfer is prohibited by the agreement pursuant to which it is was acquired by Kerr-McGee or its Affiliates;

tax and taxation have the meaning given in Schedule 8 (Tax Covenant);

tax authority has the meaning given in Schedule 8 (Tax Covenant);

Tax Covenant means the covenant (and provisions) relating to tax set out in Schedule 8 (Tax Covenant);

Tax Claim means any Claim in respect of any of the Tax Warranties or under the Tax Covenant;

Taxes Act means the Income and Corporation Taxes Act 1988;

Tax Warranties means the warranties set out in paragraph 2 of Part A and in Part D of Schedule 2;

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever:

(a)	given to a third party by a Target Company in respect of any obligation of a member of Kerr-McGee Group; and/or (as the context may require);

(b)	given to a third party by a member of Kerr-McGee Group in respect of any obligation of a Target Company.

Third Party Claim has the meaning given to it in clause 13;

Title Warranties means the warranties set out in paragraphs 1.2, 1.3, 5.3 and 5.4 of Part A of Schedule 2;

Total Consideration means the Base Consideration as adjusted by the Adjustments as determined pursuant to clauses 9.3 to 9.11;

Tradable Environmental Instrument means any credit, allowance, certificate, permit or right relating to the use or exploitation of any environmental resource or the pollution of the Environment and including any EU Allowance or EU CER;

Transaction Documents means this Agreement and, once agreed, the TSA;

TSA has the meaning given in clause 10.7;

Unaffected Party has the meaning given in Schedule 7 (Completion Arrangements);

Unit Agreements means any unit operating agreement more particularly described in Schedule 9 (Operating Agreements and Unit Agreements);

United States Dollars, US$ and $ means the lawful currency of the United States of America from time to time;

US Expatriate Employees means Bart Boudreaux, Dean Hennings, Terence Jupp, Jim Thidodeaux, Mike Long, Jay Skinner, Blake La Grone and Brad Kaufman, all of whom are employed by Kerr McGee Oil & Gas Corporation and are currently seconded to Kerr-McGee North Sea (U.K.) Limited;

US GAAP means generally accepted accounting principles in the United States of America;

Value Added Tax or VAT means value added tax as imposed by the Value Added Tax Act 1994 (as amended from time to time) or any other provision or regulation including any interest and penalties thereon; and

Vessels means together, GRYPHON A, GLOBAL PRODUCER III and JANICE A;

Working Capital Adjustment has the meaning set out in Schedule 6.

1.2  All references to clauses and Schedules are, unless otherwise expressly stated, references to clauses of and schedules to this Agreement.

1.3  The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4  Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.5  Unless the context otherwise requires, reference to the singular shall include the plural and vice versa, reference to any gender shall include all genders, and references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships.

1.6  The Schedules form part of this Agreement and shall be construed and have the same force and effect as if expressly set out in the main body of this Agreement.

1.7  Any reference to any agreement in this Agreement shall be a reference to the same as amended, supplemented or novated from time to time.

1.8  Where a Kerr-McGee Warranty is qualified by the words “so far as Kerr-McGee is aware”, or any similar expression, such warranty is given only to the extent that any of Terence Jupp, Alan Curran, Robin Baxter, Russell Boath, Ian Sharp, Steve Daines, Harry Yorston, Bart Boudreaux, Mark Veazey, David Williams and Craig Hendry are actually aware of the matters to which it refers as at the date hereof.

1.9  References in this Agreement to the words ‘include’, ‘including’ and ‘other’ shall be construed without limitation.

1.10  A reference in this Agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

1.11  Any reference to a time of day is to London time.

2.  Sale and Purchase

2.1  Subject to and in accordance with this Agreement, Kerr-McGee shall sell and transfer (or procure the sale and transfer of), and the Buyer shall purchase, the Shares free from Encumbrance with effect from Completion, together with all rights attaching to them at Completion including the right to receive all dividends and distributions and any return of capital declared, paid or made in respect of the Shares on or after Completion.

2.2  Kerr-McGee covenants with the Buyer that it has the right to sell and transfer the full legal and beneficial interests in the Shares to the Buyer on the terms set out in this Agreement.

2.3  The Parties acknowledge that the transfers of the Shares shall be completed on the basis of the share transfer and other arrangements set out or referred to in clause 6 and Schedule 7 (Completion Arrangements).

2.4  Kerr-McGee and the Buyer shall negotiate in good faith with a view to agreeing before the Completion Date the final form of any Transaction Document, which is not in Agreed Form at the date of this Agreement.

3.  Price

The consideration for the transfer of the Shares shall be the payment by the Buyer to Kerr-McGee of the Base Consideration as adjusted pursuant to this Agreement. The Base Consideration shall be allocated between the Shares so that:

(a)	$1 is allocated to the shares in KM Norway; and

(b)	the remainder of the Base Consideration is allocated to the shares in KM GB.

Any adjustments to the consideration pursuant to this Agreement shall be allocated to the shares in KM GB.

4.  Completion conditions

4.1  The obligations of the Parties under clauses 2.1 to 2.4 and clause 6 are conditional upon:

(a)
receipt of any required consent, approval or confirmation having been duly obtained from the Secretary of State, including but not limited to confirmation that he does not intend to exercise his power, under any of the model clauses in any of the Licences or otherwise, to revoke any of the Licences or to require a further change of control of any Target Company as a result of Completion under this Agreement;

(b)	subject to clause 4.5, completion of the sale of each of the Assets pursuant to the Asset Sale Agreements or pursuant to the exercise of any pre-emption right in respect thereof;

(c)	to the extent that the Proposed Transaction constitutes or is deemed to constitute a concentration with a Community dimension under Council Regulation (EC) No. 139/2004 (the Regulation):

(i)
the EC Commission declaring in terms reasonably satisfactory to the Buyer that the concentration is compatible with the common market pursuant to Article 6(1)(b) of the Regulation (or having been deemed to have made such a declaration under Article 10(6) of the Regulation);

(ii)
in the event of the initiating of proceedings under Article 6(1)(c) of the Regulation, the EC Commission declaring in terms reasonably satisfactory to the Buyer that the concentration is compatible with the common market pursuant to Article 8(2) of the Regulation (or having been deemed to have made such a declaration under Article 10(6) of the Regulation);

(iii)
in the event that a request under Article 9(2) of the Regulation has been made by one or more Member States or under Article 6(1) of Protocol XXIV to the Agreement on the European Economic Area (EEA Agreement) by one or more parties to the EEA Agreement, and the EC Commission has taken a decision (or is deemed to have taken a decision) to refer the Proposed Transaction, or any aspect thereof, to a competent authority of such Member State in accordance with Article 6(1) of Protocol XXIV to the EEA Agreement:

(A)
each such competent authority having taken or been deemed to have taken a decision with equivalent effect to clause 4.1(c)(i) or clause 4.1(c)(ii) with respect to those parts of the Proposed Transaction referred to it provided that where the reference is made to the competent authority of a Member State or Party the national legislation of which does not prohibit Completion before the authority has approved the Proposed Transaction, Completion shall not be conditional upon that authority (or, if more than one, those authorities) having taken such a decision; and

(B)
the EC Commission having taken or having been deemed to have taken a decision under clause 4.1(c)(i) or clause 4.1(c)(ii) with respect to any part of the Proposed Transaction not referred to any such competent authority or authorities;

(d)
receipt, in a form acceptable to Kerr-McGee and the Buyer (acting reasonably and in good faith), of a Code of Practice 10 ruling from HMRC (in response to a letter seeking such ruling, a copy of the final form of which will be provided to the Buyer) confirming that the substantial shareholding exemption, contained in Schedule 7AC of the Taxation of Chargeable Gains Act 1992, will apply to the sale of the Shares in KM GB; and

(e)	no Material Adverse Change having occurred after the date of this Agreement.

4.2  The Conditions Precedent set forth in clauses 4.1(b), 4.1(c) and 4.1(d) may not be waived by any Party, without the written consent of each other Party. The Conditions Precedent set forth in clauses 4.1(a) and 4.1(e) may be waived by the Buyer by notice to Kerr-McGee and the Kerr-McGee Guarantor to such extent as it thinks fit, but without prejudice to any other right which it may have under this Agreement.

4.3  The Parties shall use all reasonable endeavours to ensure that the Conditions Precedent are satisfied as soon as reasonably practicable and in any event before the Longstop Date. Without prejudice to the generality of the foregoing, Kerr-McGee shall provide all assistance reasonably requested by the Buyer prior to Completion to satisfy the DTI that the Target Companies which are Operators will continue to be suitable operators of the relevant assets after Completion including:

(a)	assist the Buyer in the preparation of all drafts of submissions and communications to the DTI;

(b)	as requested by the Buyer attend all meetings whether in person, by telephone or by other means with the DTI and, where appropriate, to make oral submissions at such meetings;

(c)	comply with all reasonable requests of the Buyer in relation to the conduct of the meetings referred to in paragraph (b) above;

(d)	assist the Buyer to comply with all reasonable requests of the Secretary of State or the DTI; and

(e)	not take any action which would prejudice the Buyer obtaining the confirmation specified in clause 4.1(a).

Any necessary notifications or other filings to be made in connection with clause 4.1(c) shall be prepared and made by the Buyer without delay and in accordance with any applicable time limits for doing so, with the co-operation of Kerr-McGee provided that Kerr-McGee shall be entitled to review and comment upon drafts of the same subject to the protection of business secrets and other confidential information, and the Buyer shall take reasonable account of any such comments provided to it. The Buyer shall similarly afford to Kerr-McGee the opportunity to review and comment on any other communications with any relevant Governmental or regulatory authority (including, without limitation, the EC Commission and any competent authority referred to in clause 4.1(c)(iii)) and to attend any meeting or participate in any conference call with any such authority (excluding communications of an administrative nature). The Parties shall keep each other promptly informed of the progress in satisfying these conditions (including of any fact or circumstance which might prevent or materially delay the satisfaction of any of the Conditions Precedent of which any Party becomes aware) and the date when they have been fulfilled.

4.4  In the event of the initiation of proceedings referred to in clause 4.1(c)(ii) by the EC Commission (and/or of equivalent proceedings by one or more competent authority referred to in clause 4.1(c)(iii)), (i) the Longstop Date shall be extended by an additional 5 (five) months, and (ii) the Buyer shall in order to procure the satisfaction of the condition in clause 4.1(c)(ii) (and/or the condition in clause 4.1(c)(iii)), propose and comply with suitable remedies to any competition concerns identified by the EC Commission (and/or the competent authority in relation to clause 4.1(c)(iii)) within any relevant time limit, including without limitation agreeing to hold separate or dispose of any part of the business of the Target Companies, or any other structural or behavioural remedy, provided that this clause 4.4 shall not require the Buyer to give any remedy which would not be commercially reasonable to give.

4.5  In the event Kerr-McGee determines that the sale of any of the Assets pursuant to any of the Asset Sale Agreements will not be completed prior to the Long Stop Date, it shall promptly give written notice of that fact to the Buyer, whereupon:

(a)	the Long Stop Date (if not already extended pursuant to clause 4.4) will be extended by an additional 3 (three) months; and

(b)
the condition in clause 4.1(b) will be replaced by the condition that the Asset Sellers shall have completed the sale of each of the Assets to any person or persons other than the Target Companies (including potentially the Buyer or any of its Connected Persons) on such terms as Kerr-McGee shall determine provided that the Buyer is not materially prejudiced thereby;

(c)
Kerr-McGee will use reasonable endeavours to procure that the condition described in clause 4.5(b) is fulfilled as soon as reasonably practicable provided that it shall not be obliged to procure the sale of any of the Assets at less than market value; and

(d)
Kerr-McGee shall be capable of satisfying the condition in clause 4.5(b) by purchasing some or all of the Assets itself or procuring an affiliate to purchase some or all of the Assets, provided that it shall be under no obligation to do so.

4.6  If prior to Completion either of the Asset Sellers becomes free to sell any of the Assets to the Buyer (by virtue of any of the Asset Sale Agreements terminating in circumstances where no third party has exercised a pre-emption right to acquire that Asset), Kerr-McGee shall promptly notify the Buyer in writing of that fact and the Buyer shall have the option, exercisable within 14 days thereafter by notice in writing served on Kerr-McGee, to purchase that Asset on the terms (including as to price) of the relevant Ashvale Sale Agreement.

4.7  If the Conditions Precedent have not been satisfied or waived before the Longstop Date either the Buyer or Kerr-McGee shall have the right, after such date, to serve written notice on each other Party terminating this Agreement, whereupon this Agreement shall terminate with effect from the date of such notice and no Party shall have any liability to another under this Agreement except in respect of clauses 21, 22 and 23 and any breach of the other terms hereof committed before such date.

4.8  If the Buyer has reasonable cause to believe a Material Adverse Change has occurred between the signing of this Agreement and before the Completion Date, it may serve on Kerr-McGee written notice, giving reasonable details of the Material Adverse Change claimed (the MAC Claim).

4.9  If within five Business Days of the receipt by Kerr-McGee of the written notice of the MAC Claim (excluding the day of receipt) Kerr-McGee fails to give the Buyer notice in writing (the MAC Disagreement Notice) of any respect in which it is not satisfied with the basis or validity of the MAC Claim, the said MAC Claim shall be accepted as satisfying the definition of Material Adverse Change and shall be final and binding between the Parties (as it shall be if within the period of five Business Days Kerr-McGee gives written notice to the Buyer that it so satisfies such definition).

4.10  If Kerr-McGee does give a MAC Disagreement Notice within five Business Days of it receiving the MAC Claim (excluding the day of receipt), Kerr-McGee and the Buyer shall use their reasonable endeavours to resolve the matters in dispute. If within 10 Business Days of the Buyer receiving the MAC Disagreement Notice (excluding the day of receipt), Kerr-McGee and the Buyer have failed to resolve the matters in dispute, those matters remaining in dispute shall be referred either by Kerr-McGee or the Buyer for final determination to an umpire (the MAC Umpire), who shall act as an expert and not as an arbitrator. The decision of the MAC Umpire as to the validity of the MAC Claim shall be final and binding between the Parties. The provisions of clauses 4.11 and 4.12 shall apply in relation to any reference to such MAC Umpire.

4.11  The MAC Umpire shall be as agreed between Kerr-McGee and the Buyer or, if they cannot agree on such within five Business Days of either of them giving notice in writing to the other that it desires a MAC Umpire to be appointed, as nominated, on the application of either of them, by the President for the time being of the Energy Institute in England.

4.12  Kerr-McGee and the Buyer hereby agree and undertake that if any MAC Claim under this Agreement is referred to the MAC Umpire:

(a)
they will instruct the MAC Umpire to determine the matters in dispute and, as a result, shall request the MAC Umpire to notify its decision to Kerr-McGee and the Buyer within 20 Business Days of being instructed;

(b)
they will each use all reasonable endeavours to co-operate with the MAC Umpire in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

(c)	the MAC Umpire shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties; and

(d)
the fees of the MAC Umpire (and any professional fees incurred by him) shall be borne as to half by the Buyer and as to half by Kerr-McGee provided that if either Party fails to pay its share of any such fee within five Business Days of the relevant invoice being rendered to them or either of them the other shall be entitled to pay the full amount of the fee and thereafter to recover one half from the first-mentioned one of them as a debt due and payable on demand.

4.13  If on or by one of the dates fixed for Completion a MAC Claim is outstanding (that is to say a notice has been served by the Buyer pursuant to clause 4.8 and by the relevant date Kerr-McGee and the Buyer have neither agreed, nor has the MAC Umpire determined, whether the MAC Claim is valid), then Completion shall take place on the second Business Day following the later of:

(a)	the date on which the Conditions Precedent set out in clause 4.1(a) to 4.1(d) (inclusive) are satisfied; and

(b)
the date on which the MAC Claim is either agreed by the Parties not to constitute a Material Adverse Change or determined by the MAC Umpire (in accordance with the foregoing provisions of this clause 4) not to be valid.

If it is determined pursuant to clause 4.9 or 4.10 that a Material Adverse Change has occurred before the Completion Date, the Buyer shall have the right, after such date, to serve written notice on each other Party terminating this Agreement, whereupon this Agreement shall terminate with effect from the date of such notice and no Party shall have any liability to another under this Agreement except in respect of clauses 21, 22 and 23 and any breach of the other terms hereof committed before such date.

5.  Pre-completion Undertakings

5.1  During the period from the date of this Agreement to Completion, Kerr-McGee shall perform its obligations set out in Schedule 5 (Conduct of the Target Companies Pre-Completion).

6.  Completion

6.1  Completion of the transfer of the Shares shall take place on the Completion Date at the Completion Venue.

6.2  At Completion each of Kerr-McGee and the Buyer shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or the members of Kerr-McGee Group or the Buyer Group (as the case may be) in Schedule 7 (Completion Arrangements).

6.3  Each of the Parties shall, and shall procure that its respective Affiliates shall, execute such other documents and do all such other acts and things as may reasonably be required in order to effect the transfer of the Shares to the Buyer and otherwise carry out the true intent of this Agreement.

6.4  The Tax Covenant shall come into full force and effect at Completion.

7.  Kerr-McGee Warranties and Limitations

7.1  Subject to the provisions of this clause 7, Kerr-McGee hereby warrants to the Buyer in the terms set out in Schedule 2 (Kerr-McGee Warranties) as at the date hereof.

7.2  Subject to the provisions of this clause 7 and subject to the matters notified pursuant to clause 7.5, the Kerr-McGee Warranties under paragraphs 1.1, 1.2, 1.3, 1.4, 5.3, 5.4, 5.5, 8.1, 8.2, 9.2 and 10 of Part A of Schedule 2 (Kerr-McGee Warranties) shall be repeated at Completion to the extent that they relate to the conduct of Kerr-McGee by reference to the facts and circumstances then existing.

7.3  The Kerr-McGee Warranties are given subject to:

(a)
other than in respect of the warranty contained in Schedule 2 Part D, paragraph 7(b), any matters fairly disclosed by or under this Agreement, any Transaction Document, the Disclosure Letter, or by or under any information, document or material contained in the Data Room;

(b)	the other limitations and qualifications set out in this clause 7 and in Schedule 4 (Limitations on Liability); and

(c)
so far as the Tax Warranties only are concerned, the additional limitations and qualifications set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties save that in respect of the warranty contained in Schedule 2 Part D 7(b) the only additional limitation or qualification set out in the Tax Covenant that will apply is that contained in paragraph 3.1(h).

7.4  The Buyer acknowledges and agrees that:

(a)
subject to clause 7.3(c), any Claims shall be subject to the limitations on liabilities and other provisions set out in Schedule 4 (Limitations on Liability) (to the extent provided therein) and any Tax Claims shall be subject to the limitation on liabilities and other provisions set out in the Tax Covenant (to the extent provided therein);

(b)
the Kerr-McGee Warranties are the only warranties or representations of any kind given by or on behalf of Kerr-McGee or any of its Affiliates on which the Buyer may rely in entering into this Agreement; and

(c)
no other statement, promise or forecast made by or on behalf of Kerr-McGee or any of its Connected Persons, other than the Kerr-McGee Warranties or any covenant in any Transaction Document may form the basis of any claim by the Buyer or any of its Connected Persons under or in connection with this Agreement or any other Transaction Document and all responsibility for any such statement, promise or forecast is disclaimed; without limitation, the Buyer acknowledges and agrees that neither Kerr-McGee nor any of its Connected Persons makes any representation or warranty as to: (i) the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer or its Connected Persons or to its or their advisers on or prior to the date of this Agreement, including those contained in any documents in the Data Room; (ii) except as expressly set out in the Kerr-McGee Warranties, the accuracy of any information, documents or materials furnished to or for the Buyer or any other person by Kerr-McGee or any of its Connected Persons including any information, documents or material made available to the Buyer in the Data Room, management presentation or any other form in expectation of the transactions contemplated by this Agreement; (iii) the amounts, quality or deliverability of reserves of crude oil, natural gas or other hydrocarbons attributable to the Target Companies; (iv) any geological, geographical, engineering, economic or other interpretations, forecasts or evaluations; (v) any forecast of expenditures, budgets or financial projections; (vi) any geological formation, drilling prospect or hydrocarbon reserve; or (vii) except as expressly set out in the Kerr-McGee Warranties, the condition, performance or operability of any of the assets related to the Target Companies.

7.5  Kerr-McGee shall promptly notify the Buyer in writing of (i) any breach of the Kerr-McGee Warranties which becomes known to it after the date of this Agreement but before Completion and (ii) any circumstances, facts or matters which arise following execution of this Agreement and become known to it prior to Completion which, in relation to any of the Kerr-McGee Warranties to be repeated at Completion pursuant to clause 7.2, would if subsisting at Completion be inconsistent with any of those warranties (as repeated). The Parties agree that the Disclosure Letter shall be deemed (other than in respect of the Title Warranties and other than for the purposes of clause 7.6) to be amended with effect on and from the date of this Agreement to reflect such circumstances, facts or matters described in (ii) above. Such notice shall state that it is served pursuant to this clause 7.5. Any circumstances, facts or matters referred to in such notice shall not constitute a disclosure against any of the Title Warranties of Part A of Schedule 2 or for the purposes of clause 7.6.

7.6  In the event that any circumstance, fact or matter is notified by Kerr-McGee in accordance with clause 7.5 or otherwise becomes known to the Buyer following execution of this Agreement which would if subsisting at Completion be inconsistent with any of the Kerr-McGee Warranties under paragraphs 1.1, 1.2, 1.3, 1.4, 5.3, 5.4, 5.5, 8.1, 8.2, 9.2 and 10 of Part A of Schedule 2 (Kerr-McGee Warranties) to the extent that they relate to the conduct of Kerr-McGee (as repeated at the Completion Date pursuant to clause 7.2) in a respect which materially affects the value of the Shares, then:

(a)
if the inconsistency is capable of remedy, Kerr-McGee shall have the opportunity to remedy the same at its own expense and, if it chooses to exercise that right, it shall promptly notify the Buyer of its decision to do so and shall use reasonable endeavours to ensure remedy of the inconsistency as soon as practicable;

(b)
if the inconsistency has not been so remedied prior to the day falling five Business Days before (and excluding) the Completion Date, Kerr-McGee and the Buyer shall prior to Completion discuss the effects on the value of the Shares and whether the terms hereof could be amended prior to Completion to take account of any such change in circumstance, fact or matter;

(c)
subject to clauses 7.6(a) and 7.6(b) and in the absence of agreement between Kerr-McGee and the Buyer, the Buyer shall not be obliged to complete the acquisition of the Shares and shall be entitled by notice in writing to Kerr-McGee prior to Completion to rescind this Agreement; and

(d)
in the circumstances contemplated by this clause 7.6, such rights shall be the Buyer’s only remedy and whether or not the Buyer chooses to rescind this Agreement pursuant to clause 7.6(c) it shall not be entitled to make any claim for breach of warranty in respect of the circumstance, fact or matter notified or to any other remedy in respect thereof.

For the purposes of this clause 7.6, the value of the Shares shall be deemed to be materially affected if (i) the total loss suffered or incurred, or, likely to be suffered or incurred by the Buyer pursuant to this clause 7.6 and clause 7.13 would exceed an amount equal to 15% of the Base Consideration, or (ii) the relevant circumstance, fact or matter would if subsisting at Completion be inconsistent with either of the Kerr-McGee Warranties given under paragraphs 10.1 and 10.2 of Part A of Schedule 2 insofar as such Kerr-McGee Warranties relate to the Kerr-McGee Guarantor.

7.7  Other than in respect of the warranty contained in Schedule 2 Part D, paragraph 7(b), the Buyer warrants to Kerr-McGee that there are no circumstances, facts or matters within the actual knowledge at the date hereof of the Buyer which the Buyer is aware would entitle it to make any Claim against Kerr-McGee and, insofar as there are any such circumstances, facts or matters within the actual knowledge at the date hereof of the Buyer which the Buyer is aware would entitle it to make any such claim, the Buyer shall not be entitled to make any Claim in respect thereof provided however that the foregoing shall not prejudice any right of the Buyer to claim for breach of the warranty set out in paragraph 7(b) of Part D of Schedule 2. For the purposes of this clause 7.7 references to the knowledge or awareness of the Buyer are to the actual knowledge or awareness of any of Clive Baxter, Jesper Bramming, Jep Brink, Michael Engell-Jensen, Eivind Kolding, Martin Naesby, Rasmus Schmiegelow and Soren Skou.

7.8  The Buyer undertakes to Kerr-McGee (for the Buyer itself and each of its Connected Persons) that, except in the case of fraud or fraudulent misrepresentation, it waives and shall not make any claim against any Connected Persons of Kerr-McGee on whom it may have relied in relation to any information supplied or omitted to be supplied by any such person in connection with this Agreement provided however that nothing in this clause 7.8 shall affect the rights of the Buyer to make a claim under the Kerr-McGee Parent Company Guarantee in respect of the obligations of Kerr-McGee under this Agreement.

7.9  Each of the paragraphs in Schedule 2:

(a)	shall be construed as a separate and independent warranty; and

(b)
unless expressly provided in this Agreement (including the Tax Covenant), shall not be limited by reference to any other paragraph in Schedule 2 or by any other provision of this Agreement or the Tax Covenant, and the Buyer shall have a separate claim and right of action in respect of every breach of a Kerr-McGee Warranty.

7.10  The Kerr-McGee Warranties shall not in any respect be extinguished or affected by Completion.

7.11  Each of Kerr-McGee and the Kerr-McGee Guarantor undertakes to the Buyer (for itself and each of its Connected Persons) that, except in the case of fraud or misrepresentation, it waives and shall not make any claim against any Connected Persons of the Buyer on whom it may have relied in relation to any information supplied or omitted to be supplied by any such person in connection with this Agreement.

7.12  None of the limitations in this clause 7 or in Schedule 4 (Limitations on Liability) shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by Kerr-McGee or any of its Affiliates.

7.13  If prior to Completion it shall be found that there has been a material breach of the obligations contained in clause 5.1 and such breach is incapable of remedy or, if capable of remedy, is not remedied by Kerr-McGee within 30 days of notice to Kerr-McGee of the breach (or within such longer period as is agreed in writing between Kerr-McGee and the Buyer if such breach is capable of remedy), the Buyer shall be entitled to terminate this Agreement by notice to Kerr-McGee.

7.14  For the purposes of clause 7.13, a material breach shall be deemed to arise where the total loss suffered or incurred, or likely to be suffered or incurred by the Buyer pursuant to clause 7.13 and clause 7.6 would exceed an amount equal to 15% of the Base Consideration.

8.  The Buyer’s Warranties

8.1  Subject to the provisions of this clause 8, the Buyer hereby warrants to Kerr-McGee in the terms set out in Schedule 3 (The Buyer Warranties) as at the date hereof.

8.2  The Buyer’s Warranties will be repeated at Completion to the extent that they relate to the conduct of the Buyer by reference to the facts and circumstances then existing.

8.3  If the Buyer pays to Kerr-McGee an amount pursuant to a Buyer Warranty Claim and Kerr-McGee is entitled to recover from some other person any sum to which it would not have been or become entitled but for the circumstances giving rise to such Buyer Warranty Claim, subject to Kerr-McGee being indemnified against all reasonable out-of-pocket third party costs and expenses properly incurred by Kerr-McGee or the relevant member of the Kerr-McGee Group, Kerr-McGee shall promptly undertake all steps (whether by way of a claim against its insurers or otherwise including but without limitation proceedings) to enforce such recovery and shall as soon as practicable following any such recovery repay to the Buyer the lesser of: (i) the amount paid to it by the Buyer pursuant to the Buyer Warranty Claim; and (ii) the amount recovered from the third party in each case less all out-of-pocket third party costs, charges and expenses reasonably and properly incurred by Kerr-McGee in obtaining that payment and in recovering that amount from the third party and net of any tax payable on the amount received or that would have been payable but for the use of set off of any relief.

8.4  The Buyer shall notify Kerr-McGee in writing of any circumstances, facts or matters which following execution of this Agreement become known to it prior to Completion which are inconsistent with any of the Buyer Warranties or which would if subsisting at Completion be inconsistent with any of those warranties (as repeated at the Completion Date pursuant to clause 8.2). Such notice shall state that it is served pursuant to this clause 8.4.

9.  Completion Adjustments

9.1  Where any sums are taken into account in:

(a)	the Working Capital Adjustment;

(b)	the Distribution Adjustment;

(c)	the Contribution Adjustment;

(d)	the Asset Sale Adjustment; and

(e)	the Interest Adjustment,

(together, the Adjustments (with Adjustment meaning any or all of the above (as the context may require)), or are payable by the Buyer to Kerr-McGee or by Kerr-McGee to the Buyer pursuant to this clause 9, Schedule 6 or Schedule 8 (together the Adjustment Clauses) or pursuant to a Kerr-McGee Warranty Claim under clause 7 or a Buyer Warranty Claim under clause 8, or are payable by the Buyer pursuant to clause 11 or by Kerr-McGee pursuant to clause 12, the same shall operate by way of increases or decreases, as the case may be, in the Base Consideration.

9.2  The following principles shall apply in respect of the Adjustments and the Base Consideration:

(a)	the Base Consideration shall be adjusted by the Adjustments;

(b)
no item taken into account in calculating any one Adjustment or other increases or decreases as the case may be under the Adjustment Clauses or clauses 7, 8, 11 or 12 shall be taken into account in calculating any of the other Adjustments so as to result in a Party making or receiving payment twice in respect thereof.

9.3

(a)
Kerr-McGee shall provide the Buyer with a written statement specifying (i) its best estimate of the sum of all the Adjustments as at the Completion Date (the Interim Net Adjustment Amount) which if positive shall increase the Base Consideration payable by the Buyer at Completion and if negative shall reduce the Base Consideration payable by the Buyer at Completion; and (ii) its best estimate of each Completion Inter-Company Payable and each Completion Inter-Company Receivable.

(b)	Such statement (the Interim Completion Statement) shall be provided no later than two (2) Business Days prior to Completion in the format set out in Schedule 6 (Completion Adjustments).

9.3A In addition to the other provisions of the Adjustments Clauses, the following shall also apply to the determination of the Working Capital Adjustment:

(a)
Within 15 Business Days of the date of this Agreement, Kerr-McGee may elect to notify the Buyer in writing (such notification being the IWCS Final Statement) of any adjustment it wishes to make to the Initial Working Capital Statement attached to this Agreement as Annex 1 (the IWCS) as a result of:

(i)	any error or omission in the IWCS; or

(ii)
any of the line items in the IWCS: (1) Products Inventory and Materials Inventory; (2) Overlift or Underlift; (3) Revenue-Accruals Estimate; and (4) Provisions for Current Income Taxes or such other line items as may be determined in good faith between Kerr-McGee and the Buyer, being calculated otherwise than in accordance with the provisions of Schedule 6. The IWCS Final Statement shall set out the details of Kerr-McGee’s reasons, the specific adjustments which, in Kerr-McGee’s opinion, should be made to each relevant item in the IWCS, and set out details of the revised balances.

(b)
If Kerr-McGee fails to deliver a IWCS Final Statement to the Buyer in accordance with clause 9.3A(a), then, notwithstanding any other provision of this Agreement, the IWCS shall be deemed to constitute the Working Capital Adjustment for the purposes of the Interim Completion Statement.

(c)
Within the earlier of: (1) 60 days of receipt of the IWCS Final Statement; and (2) two (2) Business Days prior to Completion, the Buyer shall notify Kerr-McGee in writing whether or not it accepts the IWCS Final Statement. If the Buyer notifies Kerr-McGee in writing within such time that it agrees with the IWCS Final Statement, or if the Buyer fails to deliver such notice within the required time, then, notwithstanding any other provision of this Agreement, the relevant amount in the IWCS Final Statement shall be deemed to constitute, and have been agreed by Kerr-McGee and the Buyer as, the final and binding Working Capital Adjustment for the purposes of both the Interim Completion Statement and the Final Completion Statement.

(d)
If the Buyer notifies Kerr-McGee within the time specified in clause 9.3A(c) that it does not accept the IWCS Final Statement, then the Buyer and Kerr-McGee shall use all reasonable endeavours: (1) to meet and discuss the objections of the Buyer; and (2) to reach agreement upon the adjustments (if any) required to be made to the IWCS Final Statement, within the earlier of: (1) a period of ten (10) Business Days after receipt by Kerr-McGee of such notice and (2) two (2) Business Day prior to Completion. During such period Kerr-McGee shall make available to the Buyer and its representatives for their review the supporting papers of Kerr-McGee and its representatives relating to the IWCS Final Statement and the basis therefore.

(e)
If Kerr-McGee and the Buyer do not agree within the period referred to in clause 9.3A(d) on the adjustments required to the IWCS Final Statement, then, notwithstanding any other provision of this Agreement, the IWCS shall constitute the Working Capital Adjustment for the purposes of the Interim Completion Statement.

(f)
If Kerr-McGee and the Buyer agree within the period referred to in clause 9.3A(d) on the adjustments required to the IWCS Final Statement, then, notwithstanding any other provision of this Agreement, the relevant amount in the IWCS Final Statement as adjusted shall be deemed to constitute, and have been agreed by Kerr-McGee and the Buyer as, the final and binding Working Capital Adjustment for the purposes of both the Interim Completion Statement and the Final Completion Statement.

(g)
Notwithstanding any other provision of this Agreement, Kerr-McGee shall not be entitled to require or propose any change or adjustment to the Working Capital Adjustment other than those set out in the IWCS Final Statement.

9.4  Within sixty (60) days after Completion, Kerr-McGee shall provide the Buyer with a written statement (in the format set out in Schedule 6 (Completion Adjustments)) giving its calculation of the final amounts of each of:

(a)	the Adjustments;

(b)	the Net Adjustment Amount;

(c)	the balance payable by Kerr-McGee or the Buyer after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion; and

(d)	the Completion Inter-Company Payables and Completion Inter-Company Receivables.

(the Final Completion Statement) provided however that the Asset Net Adjustment Amount element of the Asset Sale Adjustment shall be included at an amount equal to the Asset Net Adjustment Amount included in the Asset Final Completion Statements or as otherwise determined prior to the date of the Final Completion Statement in accordance with clause 8.7 of the Asset Sale Agreements. The Buyer shall notify Kerr-McGee in writing (such notification being an Objection Notice) within sixty (60) days after receipt whether or not it accepts that the Final Completion Statement has been prepared in accordance with the relevant provisions of this Agreement. The Buyer shall include in any notice indicating that the Buyer does not so accept the Final Completion Statement details of the Buyer’s reasons for such non-acceptance, the adjustments which, in the Buyer’s opinion, should be made to the Final Completion Statement in order to comply with the provisions of this Agreement and sets out the specific items that are in dispute accompanied by the Buyer’s calculation at its best estimate of each of the items that are in dispute (the Disputed Amounts). Except for Disputed Amounts, the Buyer shall be deemed to have accepted the Final Completion Statement in full.

9.5  If the Buyer serves an Objection Notice in accordance with clause 9.4, then the Buyer and Kerr-McGee shall use all reasonable endeavours: (a) to meet and discuss the objections of the Buyer; and (b) to reach agreement upon the adjustments (if any) required to be made to the Final Completion Statement, within a period of ten (10) Business Days after receipt by Kerr-McGee of the Objection Notice. During such ten (10) Business Days period the Buyer shall make available to Kerr-McGee and its representatives for their review the supporting papers of the Buyer and its representatives relating to the Objection Notice and the basis therefor.

9.6  If the Buyer notifies Kerr-McGee in writing that it is satisfied with the Final Completion Statement (either as originally submitted or after adjustments agreed between Kerr-McGee and the Buyer pursuant to clause 9.5) or if the Buyer fails to give a valid Objection Notice within the sixty (60) days period referred to in clause 9.4, then (a) if on the date of such written notification or such failure to give a valid Objection Notice, the Asset Net Adjustment Amount has been agreed or determined pursuant to clause 8 of the Asset Sale Agreements, the payment of the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion) due in accordance with the Final Completion Statement (but with the Asset Net Adjustment Amount as so agreed or determined replacing the amount in respect of the Asset Net Adjustment Agreement in such calculation) shall be made within three (3) Business Days of such written notification or such failure to give a valid Objection Notice (as the case may be), together with simple interest on such amount from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the rate of 1% per annum above the Reference Interest Rate and (b) if on the date of such written notification or such failure to give a valid Objection Notice, the Asset Net Adjustment Amount has not been agreed or determined pursuant to clause 8 of the Asset Sale Agreements, (i) the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount) due in accordance with the Final Completion Statement shall be recalculated when the Asset Net Adjustment Amount has been so agreed or determined by substituting such Asset Net Adjustment Amount for the amount included in respect of the Asset Net Adjustment Amount in the Asset Sale Adjustment component of the Net Adjustment Amount and (ii) payment of such Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount) as so recalculated shall be made within three (3) Business Days of such recalculation of the Net Adjustment Amount, together with simple interest on such amount from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the rate of 1% per annum above the Reference Interest Rate.

9.7  If the Parties cannot reach agreement as specified in clause 9.5 within the time limit provided in that clause, the Disputed Amounts may be referred by any Party for determination by an independent chartered accountant nominated by the Parties or, in the absence of agreement between the Parties within five (5) Business Days of a Party notifying the other that it proposes to refer the dispute to an expert, by the President of the Institute of Chartered Accountants in England and Wales (the Nominated Independent Accountant). The Parties shall instruct the Nominated Independent Accountant to render its decision within sixty (60) days of its selection. The Nominated Independent Accountant shall be afforded such access to books, records, accounts and documents in the possession of the Parties as he may reasonably request, and he shall act as expert not as arbitrator. The Nominated Independent Accountant’s determination shall, in the absence of fraud or manifest error, be final and binding on the Parties, his fees and disbursements shall be borne by Kerr-McGee as to one half and the Buyer as to the other half and each Party shall bear its own costs in respect of such reference.

(a)
If, on the date of such determination, the Asset Net Adjustment Amount has been agreed or determined pursuant to clause 8 of the Asset Sale Agreements, payment of the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion) (the Adjustment Amount) in accordance with the Nominated Independent Accountant’s determination of any Disputed Amounts in respect of the Net Adjustment Amount and in accordance with the Final Completion Statement in respect of all other items (but with the Asset Net Adjustment Amount as so agreed or determined pursuant to clause 8 of the Asset Sale Agreements replacing the amount in respect of the Asset Net Adjustment Amount, if different, in the Asset Sale Adjustment component of the Net Adjustment Amount) shall be made within three (3) Business Days of the determination of the Nominated Independent Accountant of the Disputed Amounts, together with simple interest on the Adjustment Amount from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the Reference Interest Rate.

(b)
If on the date of such determination, the Asset Net Adjustment Amount has not been agreed or determined pursuant to clause 8 of the Asset Sale Agreements, the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion) in accordance with the Nominated Independent Accountant’s determination of any Disputed Amounts and in accordance with the Final Completion Statement in respect of all other items shall be recalculated when the Asset Net Adjustment Amount has been so agreed or determined by substituting such Asset Net Adjustment Amount for the amount included in respect of the Asset Net Adjustment Amount in the Asset Sale Adjustment component of the Net Adjustment Amount, and the amount after such recalculation shall be paid, within three (3) Business Days of such recalculation, together with simple interest thereon from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the Reference Interest Rate.

9.8  Kerr-McGee shall provide the Buyer with copies of all Operator’s reports, billing statements and correspondence and any and all other relevant documentation in its possession or under its control reasonably necessary to support the statements referred to in clauses 9.3 and 9.4. The Parties shall liaise on the compilation and agreement of the said statements.

9.9  Subject to clause 9.10, to enable Kerr-McGee and the Buyer to meet their obligations and exercise their rights under this clause 9, they shall each provide to each other and to their respective accountants:

(a)
all information, supporting documentation and explanations in their respective possession or control relating to the Target Companies (including access at all reasonable times to all relevant books and records, and reasonable cooperation and assistance from employees);

(b)
such copies (including electronic copies) (at the other's expense) of the relevant books and records and such other assistance as may be reasonably requested by the other to facilitate the agreement of the Final Completion Statement.

Each of Kerr-McGee and the Buyer hereby agrees to use reasonable endeavours not to take any action which would impede or delay the agreement of the Final Completion Statement or the determination of the Total Consideration in the manner and using the methods required by this Agreement.

9.10  For the avoidance of doubt, nothing in clause 9.9 shall entitle Kerr-McGee or the Buyer or any of their respective advisers to have access to any correspondence between Kerr-McGee and its advisers or the Buyer and its advisers, as the case may be, concerning disputes or potentially disputed items in the Final Completion Statement.

9.11  Kerr-McGee shall, within five (5) Business Days after receipt of a demand in respect thereof and evidence of the calculation thereof, pay to the Buyer (by way, so far as possible, of adjustment to the consideration for the sale of the Shares) an amount equal to any amount payable by the Asset Sellers pursuant to paragraph 3.5 of Schedule 8 to the Asset Sale Agreements provided however that no amount shall be payable by Kerr-McGee hereunder on any date prior to the due date for payment pursuant to such paragraph 3.5. The Buyer shall within two (2) Business Days of payment of an amount to the Asset Sellers pursuant to paragraph 3.5 of Schedule 8 to the Asset Sale Agreements, pay an amount equal to such payment to Kerr-McGee (by way, so far as possible, of adjustment to the consideration for the sale of the Shares).

10.  Information, Records and Assistance Post Completion

10.1  Each of Kerr-McGee and the Buyer shall provide (and upon reasonable request procure that its respective Affiliates provide) the other with reasonable access to (and the right, at the cost of the Party making the request, to take copies of) the books, accounts and all other records held by any member of the Buyer Group or the Kerr-McGee Group respectively after Completion to the extent that such books, accounts and records relate to the Target Companies and to the period up to Completion (the Records). This obligation is subject to:

(a)	the provisions of clause 23;

(b)	the person seeking access providing reasonable justification that the same is required;

(c)	access being given only during working hours and at a time acceptable to the holder of the relevant Records;

(d)	the provisions of the Tax Covenant;

(e)	any restrictions on access imposed by law or the terms of any agreement; and

(f)	any claim for legal privilege.

10.2  For a period of seven years following the Completion Date, neither Kerr-McGee nor the Buyer shall dispose of or destroy (and each shall procure that its respective Affiliates do not dispose of or destroy) any of the Records without first giving the other at least two months’ notice of its intention to do so and giving the other a reasonable opportunity to remove and retain any of them (at that other person’s expense).

10.3  Without prejudice to any information, access or assistance required under clauses 9.8, 9.9 or 13.5, the Buyer shall (and shall procure that each member of the Buyer Group shall), at the Buyer’s expense (other than reasonable out of pocket costs properly incurred by it, which will be borne by Kerr-McGee) and on reasonable notice from Kerr-McGee, give such assistance to any member of the Kerr-McGee Group as Kerr-McGee may reasonably request in relation to any third party proceedings by or against any member of the Kerr-McGee Group so far as the same relate to the Target Companies, including solely in relation to any third party proceedings against any member of the Kerr-McGee Group, proceedings relating to taxation.

10.4  This clause 10 shall not apply to the process for ascertaining the Final Completion Statement or in relation to any investigation of any actual or potential claim or dispute in connection with this Agreement.

10.5  The following principles shall apply in respect of post Completion exercises of options:

(a)
in the event of any exercise of an option or vesting of an award held by an Employee or former Employee under either of the Share Plans (a Share Plan Event), Kerr-McGee shall within five Business Days give notice of that fact to the Buyer and provide the Buyer with all information reasonably required to calculate the amount of any Employee Tax Liability that will arise as a result of that exercise or vesting, including the amount of employment income arising to that Employee or former Employee, the date by which any Employee Tax Liability in respect of that exercise or vesting must be paid to HMRC and whether that Employee or former Employee has entered into a joint election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or an agreement under paragraph 3A of Schedule 1 to that Act in relation to that exercise or vesting;

(b)
in relation to each Share Plan Event, the Buyer shall procure that the member of the Buyer Group (the Relevant Company) that employs or employed the Employee or former Employee concerned gives notice to Kerr-McGee of the amount of the Employee Tax Liability to be accounted for in respect of the applicable exercise or vesting within five Business Days after the giving of the notice, referred to in clause 10.5(a);

(c)
in relation to each Share Plan Event, Kerr-McGee shall, to the extent Kerr-McGee is allowed to recover the Employee Tax Liability in accordance with the rules of the Share Plans and any grant documentation, recover from the Employee or former Employee concerned the maximum Employee Tax Liability that is payable by an Employee in relation to that exercise or vesting (the Recovered Amount) and the Buyer shall procure that the Relevant Company will provide any assistance to Kerr-McGee in relation to that recovery as shall be reasonably requested by Kerr-McGee and permitted by law;

(d)
in relation to each Share Plan Event, Kerr-McGee shall pay an amount equal to the Recovered Amount to the Relevant Company not less than five Business Days before the date on which that liability must be accounted for to HMRC;

(e)
in relation to each Share Plan Event, the Buyer shall procure that the Relevant Company will account for the relevant Employee Tax Liability to HMRC on or before the date referred to in clause 10.5(d) or, if later, on or before the fifth Business Day after the date on which the relevant Employee Tax Liability payment is received by it from Kerr-McGee under clause 10.5(d), in either case expressly acting (if necessary under the relevant legislation) as agent of Kerr-McGee;

(f)
in relation to each Share Plan Event, Kerr-McGee shall provide the Buyer with all information reasonably required to be reported to HMRC in relation to that exercise or vesting within the appropriate time;

(g)
in this clause 10.5, Employee Tax Liability means any income tax and primary and, if applicable, secondary Class 1 National Insurance contributions payable by an Employee or former Employee and for which a Relevant Company is liable to account under PAYE; and Share Plan has the same meaning as in paragraph 7, Part G of Schedule 2.

10.6  The Buyer intends to ensure that the gross remuneration of the Employees (including, but not limited to awards under any long-term incentive plan) is not adversely affected as a result of this transaction.

10.7  Certain systems and services used by the Target Companies are currently provided, or have been provided in the normal course of business during the 12 months prior to the date of this Agreement, for or procured by retained companies in the Kerr-McGee Group (the Services). Arrangement for the ongoing provision of the Services will be set out in a transitional service agreement to be negotiated in good faith between the Parties following signature of this Agreement and prior to the Completion Date (the TSA). The Services shall in particular include (without limitation): (i) crude oil sales and trading (in particular then-current trading data), (ii) treasury, (iii) corporate taxation and accounting, (iv) support of the Target Companies by Kerr-McGee expatriate employees (in particular in relation to obtaining DTI operational approval for the business of the Target Companies), (v) information technology services (in particular provided on the basis of Oracle, PeopleSoft and Livelink systems), and (vi) reasonable access to relevant staff, data and records. The Services will be provided or procured by companies of the Kerr-McGee Group to the Target Companies for 12 months after Completion Date (subject to termination, without penalty, of any Service by the Buyer on no less than 30 days' prior written notice), for a service charge of an amount to be agreed but calculated as being reflective of the anticipated direct costs incurred by the Kerr-McGee Group (without any mark up) in providing them. The costs of third parties’ consent to authorise Kerr-McGee to provide the Services, if any, shall be shared between the Buyer and Kerr-McGee on an equal basis. All costs incurred by the Buyer in relation to acquiring its own systems and services to replace the Services will be borne exclusively by the Buyer. The Services shall be provided to a standard at least as high as provided to the Target Companies in the 12 months prior to the date of this Agreement but recognising that the relevant service provider (if a member of the Kerr-McGee Group) is not in the business of providing the Services on a commercial arms-length basis. The TSA shall include an agreed migration plan for the Target Companies' migration away from the information technology systems of the Kerr-McGee Group. From the date of this Agreement until the Completion Date (and thereafter in accordance with the terms of the TSA), Kerr-McGee shall provide or procure the provision to the Target Companies of reasonable access to its or members of the Kerr-McGee Group's (as applicable) relevant staff, data and records to facilitate the running of the business of the Target Companies.

11.  Environment and Decommissioning

11.1  The Buyer shall at its cost and expense perform and shall be responsible for any Losses and Expenses associated with decommissioning, abandonment, removing and making safe all plant, equipment and machinery, wells and other installations (including offshore installations, pipelines and submarine pipelines) and facilities relating to operations, activities or assets under or that are the subject of (a) any of the Licences and/or any Operating Agreement or other Licensed Interest Document whether incurred or required under or pursuant to any of the Licensed Interest Documents or under or pursuant to any statutory obligation, common law, international law, or international convention or any other obligation in connection with the Target Company Business; or (b) any former licences and/or each and any operating agreement, licensed interest document or other agreements to which a Target Company was, but no longer is, a party or any interests previously owned by a Target Company, whether such Losses and Expenses are incurred under or pursuant to any of such licensed interest documents or other agreements or under statutory, common law, international law, international convention or other obligation.

11.2  The Buyer covenants that it shall indemnify (on an after-tax basis) and hold Kerr-McGee and its Connected Persons harmless against:

(a)
any and all Losses and Expenses which Kerr-McGee or any of its Connected Persons incurs arising out of or in connection with the Decommissioning Liabilities regardless of whensoever such Decommissioning Liabilities may arise or may have arisen, regardless of whosoever is or was a licensee under the relevant licence or a party to the relevant operating agreement or owned or leased the relevant property and regardless of whether such Losses and Expenses arise as a consequence of negligence on the part of Kerr-McGee or any of its Connected Persons or any other operator or person provided that the Buyer shall not be required to reimburse Kerr-McGee for amounts spent by Kerr-McGee or any other person prior to the Completion Date in respect of Decommissioning Liabilities; and

(b)
any Losses and Expenses which Kerr-McGee or any of its Connected Persons incurs arising out of or in connection with the Environmental Liabilities regardless of whensoever such Environmental Liabilities may arise or may have arisen, regardless of whosoever is or was a licensee under the relevant licence or a party to the relevant operating agreement or owned or leased the relevant property and regardless of whether such Losses and Expenses arise as a consequence of negligence or breach of any Environmental Law on the part of Kerr-McGee or any of its Connected Persons or any other person provided that the Buyer shall not be required to reimburse Kerr-McGee for amounts spent by Kerr-McGee or any other person prior to the Completion Date in respect of Environmental Liabilities.

11.3  Upon Kerr-McGee’s request from time to time, the Buyer will support any application by Kerr-McGee or any other member of the Kerr-McGee Group to obtain from the relevant authorities an irrevocable release of Kerr-McGee and/or any other member of the Kerr-McGee Group from its obligations and liabilities in connection with the Target Company Business under the Petroleum Act 1998 or other relevant statute, regulation, order or requirement of any competent authority or guideline, notice or demand served and issued or otherwise received under, pursuant or with reference thereto. Without prejudice to the foregoing, if, following the Completion Date, the Secretary of State requests that Kerr-McGee prepares and implements a programme or makes any requirement for or in respect of any part of the Decommissioning Liabilities, whether pursuant to the terms of the Petroleum Act 1998 or other relevant statute, regulation, order or requirement by any competent authority, guideline, notice or demand, Kerr-McGee shall do so in accordance with the requirements of the Petroleum Act 1998 or other relevant statute, regulation, order or guideline, notice or demand as the case may be, and all other relevant statutes, regulations, orders, guidelines requirements, notices or demands and the indemnity in clause 11.2 shall extend to all Losses and Expenses incurred by or on behalf of Kerr-McGee in the preparation and implementation of such programme.

11.4  The Buyer is hereby notified that detectable amounts of Hazardous Substances (including chemicals known to cause cancer, birth defects, and reproductive harm or any other harm) may be found in, on, or around the property of the Target Companies. In addition, the Buyer acknowledges that some oil field production equipment used in the Target Company Business may contain naturally occurring radioactive material (NORM), asbestos and/or other Hazardous Substances. In this regard, the Buyer expressly understands that NORM and/or other Hazardous Substances may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the assets of the Target Companies may contain NORM, asbestos and other Hazardous Substances and that materials containing NORM, asbestos and/or other Hazardous Substances may be buried or have been otherwise disposed of on or in or under the assets of the Target Companies. The Buyer also expressly understands that special procedures may be required for the removal and disposal of NORM, asbestos and other Hazardous Substances from the properties of the Target Companies where it may be found, and that the Buyer assumes all liability and responsibility for such activities.

11.5  Kerr-McGee shall (and shall procure that any of its Connected Persons shall) make all reasonable endeavours to pursue claims and/or other remedies against any third parties (including insurers) who may have any liability to Kerr-McGee or any of its Connected Persons (other than the Target Companies) in respect of any Environmental Liabilities and/or Decommissioning Liabilities and/or any Losses and Expenses associated therewith.

11.6  If Kerr-McGee becomes aware of any facts, matters or circumstances which could reasonably be expected to result in an E&D Claim being made (an E&D Matter), Kerr-McGee shall:

(a)
promptly, and in any event within thirty (30) days of it becoming aware of the E&D Matter, give written notice thereof to the Buyer (and, thereafter, will keep the Buyer fully informed of all material developments relating thereto of which it becomes aware). Such written notice shall include to the extent available reasonable details of any actual or potential E&D Liabilities;

(b)
not make (and procure that any relevant Connected Person shall not make) any admission of liability, agreement, compromise with or payment to any person, body or authority in relation to the E&D Matter without in good faith taking into consideration any requests which the Buyer may make regarding such E&D Matter;

11.7  Upon becoming aware of an E&D Matter, Kerr-McGee shall, subject to Kerr-McGee being indemnified by the Buyer against all reasonable out of pocket third party costs and expenses properly incurred in respect thereof:

(a)
take (and shall procure that each relevant Connected Person shall take) such action as the Buyer may reasonably request to avoid, reduce, limit, minimise, resist, dispute, appeal, compromise or defend any E&D Liabilities and will act in good faith in responding to, defending, settling or otherwise dealing with any E&D Liabilities;

(b)
if applicable, consult with the Buyer regarding any steps proposed to be taken (including any E&D Works to be undertaken) in respect of the relevant E&D Matter and not undertake any E&D Works at any property owned or operated by any Target Company without the Buyer’s prior written approval (not to be unreasonably withheld or delayed);

(c)	if applicable, give the Buyer (and/or its advisers) a reasonable opportunity to:

(i)	attend any site visits or meetings;

(ii)	comment in advance on any instruction, scope of work, specification, proposals, statements, reports or other material documents or correspondence; and

(iii)	attend and inspect the carrying out of any E&D Works at any time whilst they are being carried out; and

(d)	use all reasonable efforts to avoid disruption to the business of the Buyer or the Target Company Business.

11.8  Failure of Kerr-McGee to give notice in accordance with clause 11.6(a) shall not relieve the Buyer of any of its obligations relating to any E&D Claim under this Agreement.

12.  Sale of Assets and indemnity

12.1  The provisions of this clause 12 shall only take effect once Completion has occurred.

12.2  For the avoidance of doubt, clause 12.3 shall not apply in respect of any Asset Losses or any other obligations, costs, changes, liabilities or expenses relating to or arising in connection with tax or amounts in respect of tax, in respect of which the provisions of the Tax Covenant shall apply.

12.3  Subject to clause 12.4, Kerr-McGee shall indemnify the Buyer for any Asset Losses and any out-of-pocket third-party costs and expenses reasonably incurred by any member of the Buyer Group in performing obligations under the Asset Sale Agreements.

12.4  The indemnity in clause 12.3 is subject to the limitations and qualifications set out in Schedule 4 relating to Claims.

12.5  The Buyer shall and shall procure that each member of the Buyer Group shall, subject to Kerr-McGee indemnifying the Buyer against any reasonable out-of-pocket third party costs properly incurred thereby:

(a)	take such actions as Kerr-McGee may reasonably request;

(b)
keep Kerr-McGee promptly informed of any action taken by any person and any Benefits to which the Asset Sellers is or may become entitled and provide Kerr-McGee with such information, co-operation and assistance (including access at reasonable times to relevant records and cooperation and assistance from employees) as Kerr-McGee may reasonably request;

(c)	allow Kerr-McGee to take over the conduct of any negotiations, discussions, actions or proceedings,

in relation to any of the rights of the Asset Buyer or the Asset Seller under the Asset Sale Agreements and not take any action or omit to take any action which might prejudice the Asset Seller’s rights and not assign, waive, amend or create any security interest over any of such rights. Without prejudice to the foregoing, the Buyer shall procure that the Asset Sellers shall deliver the Interim Completion Statement and the Final Completion Statement pursuant to clause 8 of the Asset Sale Agreements in a form and with a content approved by Kerr-McGee and take and only take such other action pursuant to such clause as Kerr-McGee may reasonably direct (in each case only in so far as this is consistent with the performance of the Asset Seller’s obligations under the Asset Sale Agreements). The Buyer shall, and shall procure that the Asset Sellers shall, (in each case only in so far as the Asset Sale Agreements permit the Asset Sellers to do so) provide such information, co-operation and assistance and access during working hours to records and personnel as Kerr-McGee may reasonably require in relation thereto, exercise the Asset Seller’s rights under such clause so as to allow Kerr-McGee to have access, copies and the co-operation of the Asset Buyer as specified thereunder and give Kerr-McGee full control over all discussions and negotiations in relation thereto and over the appointment and all dealings with the Nominated Independent Accountant referred to therein. For the avoidance of doubt, the Buyer shall procure that the Asset Sellers calculates and agrees all Taxation Adjustments (as defined in the Asset Sale Agreements), whether on an estimated basis or not, in accordance with the prior instructions of Kerr-McGee (but only in so far as this is consistent with the performance of the Asset Seller’s obligations under the Asset Sale Agreements). If the Buyer, the Asset Sellers or any other member of the Buyer Group or any of their respective Connected Persons receives or accrues any Benefits pursuant to the Asset Sale Agreements or in relation to any of the Assets, the Buyer shall procure that an amount equal to such Benefits is promptly paid by the Buyer to Kerr-McGee.

13.  Conduct of Claims

13.1  If the Buyer or any member of the Buyer Group becomes aware of any claim or potential claim by a third party or any assessment, action or demand against it or any other matter (each a Third Party Claim) which could reasonably be expected to result in a Non-Tax Claim being made, the Buyer shall:

(a)
promptly, and in any event within thirty (30) days of it becoming aware of it, give notice of such Third Party Claim to Kerr-McGee, stating the nature, basis and amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim, and use its reasonable endeavours to procure that Kerr-McGee and its representatives are given all reasonable facilities to investigate it at Kerr-McGee’s cost;

(b)
not make (and procure that each member of the Buyer Group shall not make) any admission of liability, agreement, compromise with or payment to any person, body or authority in relation to that Third Party Claim without the prior written approval of Kerr-McGee;

(c)	subject to the Buyer or the relevant member of the Buyer Group being indemnified by Kerr-McGee against all reasonable out-of-pocket third party costs and expenses properly incurred in respect thereof:

(i)
take (and procure that each member of the Buyer Group or any Target Company shall take) such action as Kerr-McGee may reasonably request to avoid, resist, dispute, appeal, compromise or defend such Third Party Claim; and

(ii)
allow (and, as appropriate, procure that the relevant member of the Buyer Group shall allow) Kerr-McGee to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim in question; and

(d)
provide (and procure that the relevant member of the Buyer Group shall provide) such information and assistance (including access to personnel during working hours) of the Target Companies as Kerr-McGee may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that Third Party Claim or otherwise in relation to that Third Party Claim.

13.2  Without prejudice to clause 13.1 and the provisions of the Tax Covenant, the Parties will use their reasonable best efforts to minimise Losses and Expenses from Third Party Claims (other than any Third Party Claims pursuant to the Tax Covenant) and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.

13.3  Without prejudice to paragraph 1 of Schedule 3, failure of the Buyer to give notice in accordance with clause 13.1(a) shall not relieve Kerr-McGee of any of its obligations relating to Non-Tax Claims under this Agreement.

13.4  Whether or not Kerr-McGee has assumed the conduct of proceedings or negotiations (in accordance with clause 13.1(c)(ii) above), Kerr-McGee shall not be liable under any Non-Tax Claim for any admission of liability, agreement, compromise or payment that was consented to without Kerr-McGee’s prior written approval which relates to such Non-Tax Claim.

13.5  If the Buyer makes a Non-Tax Claim or notifies Kerr-McGee of any Third Party Claim which could reasonably be expected to lead to such a claim being made, the Buyer shall at the Buyer’s cost:

(a)
make available to accountants and other representatives appointed by Kerr-McGee such access to personnel, records and information as Kerr-McGee reasonably requests in connection with such Non-Tax Claim or Third Party Claim (other than any Third Party Claim which might give rise to any Tax Claim); and

(b)
to the extent reasonably requested by Kerr-McGee, use all reasonable endeavours to procure that the auditors (both past and then current) relating to any relevant Target Company make available their audit working papers in respect of audits of the accounts of that Target Company for any accounting period relevant to such Non-Tax Claim or Third Party Claim (other than any Third Party Claim which might give rise to any Tax Claim).

14.  No Rights of Rescission or Termination

Without prejudice to any provision of this Agreement which expressly confers on the Buyer a right to terminate this Agreement in certain circumstances, the sole remedy of the Buyer for any breach of any of the Buyer Warranties or any other breach of this Agreement or any other Transaction Document by Kerr-McGee or any member of Kerr-McGee Group shall be an action for damages. The Buyer shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Completion), other than pursuant to any such rights which arise in respect of fraudulent misrepresentation or which arise under clause 4 or clause 7.

15.  Payment of Inter-Company Payables and Receivables

15.1  On the date on which payment is due under clause 9.6 or 9.7:

(a)
the Buyer shall procure that each Target Company pays to Kerr-McGee (for itself or, as the case may be, as agent for the members of the Kerr-McGee Group to which Completion Inter-Company Payables are owed) an amount in the applicable currency equal to each of the Completion Inter-Company Payables (if any) of each relevant Target Company which are owed to any member of the Kerr-McGee Group and the Completion Inter-Company Payable shall be treated as discharged to the extent of that payment; and

(b)
Kerr-McGee shall (for itself or, as the case may be, as agent for each relevant member of the Kerr-McGee Group) pay to the Buyer (for itself or, as the case may be, as agent for the Target Companies to which Completion Inter-Company Receivables are owed) an amount in the applicable currency equal to each of the Completion Inter-Company Receivables (if any) of each Target Company which are owed by any member of the Kerr-McGee Group and the Completion Inter-Company Receivable shall be treated as discharged to the extent of that payment.

16.  Guarantees and other Third party assurances

16.1  The Buyer shall use all reasonable endeavours to procure that on or as soon as reasonably practicable after Completion each member of Kerr-McGee Group is released in full from all Third Party Assurances listed in Schedule 13 given by such company in respect of obligations of any Target Company.

16.2  Without prejudice to clause 16.1:

(a)
after Completion, the Buyer shall use its reasonable endeavours to procure that, as soon as reasonably practicable after becoming aware of any Third Party Assurance not listed in Schedule 13 in respect of any obligations of any Target Company, each member of Kerr-McGee Group is released in full from such Third Party Assurance; and

(b)
pending release of any Third Party Assurance referred to in clause 16.1 or clause 16.2(a), the Buyer undertakes with Kerr-McGee (for itself and on behalf of each of Kerr-McGee’s Affiliates) to indemnify Kerr-McGee and each of its Affiliates against any and all Costs arising after Completion under or by reason of that Third Party Assurance (whether as a result of any breach by any Target Company after Completion of its obligations to which such Third Party Assurance relates or otherwise).

16.3  After Completion, Kerr-McGee shall use its reasonable endeavours to procure that, as soon as reasonably practicable after becoming aware of any Third Party Assurance in respect of any obligations of any member of Kerr-McGee Group, each Target Company is released in full from such Third Party Assurance.

16.4  Kerr-McGee (for itself and on behalf of each of Kerr-McGee’s Affiliates) undertakes with the Buyer (for itself and on behalf of each of the Buyer's Affiliates) to indemnify the Buyer and each of its Affiliates against any and all Costs arising after Completion under or by reason of any Third Party Assurance in respect of any obligations of any member of the Kerr-McGee Group (whether as a result of any breach by any member of Kerr-McGee Group after Completion of its obligations to which such Third Party Assurance relates or otherwise).

16.5  Kerr-McGee shall indemnify and keep indemnified the Buyer and each of its Affiliates against any and all costs arising in respect of any liability incurred by the Buyer or any member of the Buyer's Group in relation to the payment of any bonuses to any Employee, contractor or consultant in connection with the sale of KM Norway and KM GB.

16.6  Kerr-McGee will perform and discharge all its obligations in respect of all the US Expatriate Employees including, without limitation, any obligation to discharge bonus and incentive payments, holiday pay and any other remuneration or liability, including, but not limited to, any costs associated with the repatriation of the US Expatriate Employees. If the US Expatriate Employees' employment transfers to Kerr-McGee North Sea (UK) Limited, Kerr-McGee indemnifies the Buyer and any member of the Buyer's Group against all costs associated with the termination of the US Expatriate Employees’ employment.

17.  Tax

17.1  Kerr-McGee and the Buyer shall, with effect from Completion, comply with the provisions of Schedule 8 (Tax Covenant).

17.2  All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law.

17.3  All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT.

18.  Insurance

18.1  Subject to clause 18.2, upon Completion, all insurance cover provided in relation to the Target Companies by the Kerr-McGee Group under all Kerr-McGee Group Insurance Policies (whether under policies maintained with third party insurers or other members of the Kerr-McGee Group) shall cease and the Buyer shall procure that no Target Company or member of the Buyer Group shall make any claim under any such policies in relation to any event, fact, circumstance or matter arising before or after Completion other than the pursuit of any claims notified by or on behalf of any Target Company before Completion. Kerr-McGee shall be entitled to make arrangements with its insurers to reflect the principle of this clause 18.1. In relation to the occurrence-based employers’ liability insurance this insurance shall from Completion be cancelled as to post-Completion exposure.

18.2  Nothing in clause 18.1 shall prevent the Target Companies from continuing after the Effective Date and after Completion to have the benefit of all Target Company Insurance Policies to the extent permitted by their current terms. No member of the Kerr-McGee Group shall have any interest or right in, or in respect of, any Target Company’s rights under any such insurance.

18.3  In respect of any pre-Completion exposure under any Target Company Insurance Policy Kerr-McGee shall not, and shall procure that none of the Kerr-McGee Group shall, at any time between the date hereof and Completion (or after the date hereof in the case of employers’ liability insurance contracts where a Target Company is an insured party), cancel, assign or change such insurances or do any such act (or deliberately omit to take any action required by the policy knowing that the omission could have the result) such that any Target Company ceases to have the continuing right after Completion to be insured and to claim under such insurances in respect of such pre-Completion exposure, or which would render any such insurance, or any claim by any Target Company under it, void or voidable or liable to termination for breach of contract. For the avoidance of doubt, Kerr-McGee shall not be restricted from cancelling the occurrence-based employers’ liability insurance in relation to any post-Completion exposure.

18.4

(a)
The Buyer or any member of the Buyer Group shall not be entitled to any proceeds received by any member of Kerr-McGee Group under any Kerr-McGee Group Insurance Policy to the extent that such proceeds relate to a claim in respect of:

(i)	a matter other than the carrying on of the business of the Target Companies prior to Completion;

(ii)	any loss of profits arising in a period prior to the Effective Date; and

(iii)
any matters for which Kerr-McGee or a member of Kerr-McGee Group has already reimbursed the relevant Target Company or for which payment has been made to any member of the Buyer Group pursuant to the terms of this Agreement or any other Transaction Document;

(b)
Nothing in this clause 18 shall prevent any member of Kerr-McGee Group from making any claim and receiving and retaining the proceeds under any Kerr-McGee Group Insurance Policy to the extent that it relates to a loss suffered or incurred by such member.

18.5  Any deductible or excess applicable to any claim by the Target Companies under the Kerr-McGee Group Insurance Policies in accordance with clause 18 or the Target Company Insurance Policies shall be for the account of the Buyer.

19.  Changes of name

19.1  The Buyer acknowledges that, as between the Buyer and Kerr-McGee, Kerr-McGee and/or its Affiliates have the absolute and exclusive proprietary right to all trade or service names or marks, business names, logos or domain names incorporating the word “Kerr-McGee” or any derivation thereof and any corporate symbols or logos related thereto. The Buyer agrees that it will not, and will cause its Affiliates not to, use the word “Kerr-McGee” or any symbol or logo incorporating any such word in connection with the sale of any goods or services or otherwise in the conduct of its or their businesses.

19.2  Without prejudice to the foregoing, the Buyer undertakes to Kerr-McGee to procure that:

(a)
as soon as reasonably practicable after the Completion Date and in any event within 60 (sixty) days afterwards, the name of any Target Company which consists of or incorporates the word “Kerr-McGee” is changed to a name which does not include the word “Kerr-McGee” or any name which, in the reasonable opinion of Kerr-McGee, is substantially or confusingly similar;

(b)
as soon as reasonably practicable after the Completion Date and in any event within 60 (sixty) days afterwards, the Target Companies shall cease in any manner whatsoever to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of Kerr-McGee Group or trade or service name or mark, business name, logo or domain name which, in the reasonable opinion of Kerr-McGee, is substantially or confusingly similar to any of them.

20.  Guarantees

20.1  The Kerr-McGee Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Buyer, the payment and performance by Kerr-McGee, when due, of all amounts and obligations under the Transaction Documents. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

20.2  The Kerr-McGee Guarantor's obligations under this clause:

(a)
constitute direct, primary and unconditional obligations to pay on demand by the Buyer any sum which Kerr-McGee is liable to pay under this Agreement and to perform on demand any obligation of Kerr-McGee under this Agreement without requiring the Buyer first to take any steps against Kerr-McGee or any other person; and

(b)	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)	any time or indulgence granted to, or composition with, Kerr-McGee or any other person; or

(ii)	any amendment of this Agreement; or

(iii)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against Kerr-McGee or any other person; or

(iv)	any legal limitation, disability or other circumstance relating to Kerr-McGee or any unenforceability or invalidity of any obligation of Kerr-McGee under this Agreement.

20.3  The Kerr-McGee Guarantor warrants that:

(a)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;

(b)
it has obtained all corporate authorisations and (other than, in the period prior to Completion, to the extent relevant to the Conditions Precedent) all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is (or is proposed to be) a party;

(c)	this Agreement and any other Transaction Document which are to be entered into by it will, when executed, constitute its valid and binding obligations;

(d)
entry into and performance by it of this Agreement and any other Transaction Document to which it is a party will not violate or conflict with the provisions of its memorandum and articles of association, certificate of incorporation, by-laws, or in any way that would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and any other Transaction Document to which it is a party;

(e)	subject to fulfilment of the Conditions Precedent neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will:

(i)	result in violation or breach of any applicable laws or regulations in any relevant jurisdiction; or

(ii)	amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction;

which, in each case, would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and any other Transaction Document to which it is a party;

(f)
neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will (subject to fulfilment of the Conditions Precedent) result in a requirement for it to obtain any consent or approval, or give any notice to or make any registration with, any governmental regulatory or other authority which has not been obtained or made as at the date of this Agreement;

(g)
no order has been made, petition presented (and not withdrawn within 20 days) or meeting convened for its winding up, or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation), and the Kerr-McGee Guarantor has not received any written notice threatening such an order, petition or meeting;

(h)
no administrator or receiver (including any administrative receiver or the equivalent to an administrator, receiver or administrative receiver in the relevant jurisdiction) has been appointed in respect of it or the whole or any material part of its property, assets and/or undertaking, and it has not received any written notice threatening such an appointment;

(i)	it has not made any compromise or arrangement with any of its creditors;

(j)	it has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any competent jurisdiction;

(k)
no circumstances have arisen which entitle any person to take any action, appoint any person, commence any proceedings or obtain any order of a type mentioned in any of the subparagraphs (g) to (j) above in any competent jurisdiction.

20.4  The Buyer Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to Kerr-McGee, the payment and performance by the Buyer, when due, of all amounts and obligations under the Transaction Documents. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

20.5  The Buyer Guarantor's obligations under this clause:

(a)
constitute direct, primary and unconditional obligations to pay on demand by Kerr-McGee any sum which the Buyer is liable to pay under this Agreement and to perform on demand any obligation of the Buyer under this Agreement without requiring Kerr-McGee first to take any steps against the Buyer or any other person; and

(b)	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)	any time or indulgence granted to, or composition with, the Buyer or any other person; or

(ii)	any amendment of this Agreement; or

(iii)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Buyer or any other person; or

(iv)	any legal limitation, disability or other circumstance relating to the Buyer or any unenforceability or invalidity of any obligation of the Buyer under this Agreement.

20.6  The Buyer Guarantor warrants that:

(a)	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;

(b)
it has obtained all corporate authorisations and (other than, in the period prior to Completion, to the extent relevant to the Conditions Precedent) all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is (or is proposed to be) a party;

(c)	this Agreement and any other Transaction Document which are to be entered into by it will, when executed, constitute its valid and binding obligations;

(d)
entry into and performance by it of this Agreement and any other Transaction Document to which it is a party will not violate or conflict with the provisions of its memorandum and articles of association, certificate of incorporation, by-laws, or in any way that would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and any other Transaction Document to which it is a party;

(e)	subject to fulfilment of the Conditions Precedent neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will:

(i)	result in violation or breach of any applicable laws or regulations in any relevant jurisdiction; or

(ii)	amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction;

which, in each case, would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and any other Transaction Document to which it is a party;

(f)
neither entry into this Agreement nor entry into, and implementation of, the Proposed Transaction will (subject to fulfilment of the Conditions Precedent) result in a requirement for it to obtain any consent or approval, or give any notice to or make any registration with, any governmental regulatory or other authority which has not been obtained or made as at the date of this Agreement;

(g)
no order has been made, petition presented (and not withdrawn within 20 days) or meeting convened for its winding up or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation), and the Buyer Guarantor has not received any written notice threatening such an order, petition or meeting;

(h)
no administrator or receiver (including any administrative receiver or the equivalent to an administrator, receiver or administrative receiver in the relevant jurisdiction) has been appointed in respect of it or the whole or any material part of its property, assets and/or undertaking, and it has not received any written notice threatening such an appointment;

(i)	it has not made any compromise or arrangement with any of its creditors;

(j)	it has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any competent jurisdiction;

(k)
no circumstances have arisen which entitle any person to take any action, appoint any person, commence any proceedings or obtain any order of a type mentioned in any of the subparagraphs (g) to (j) above in any competent jurisdiction.

21.  Payments

21.1  Any payment to be made pursuant to this Agreement or any of the other Transaction Documents by the Buyer or any member of the Buyer Group shall be made to Kerr-McGee’s Account, or such other account as Kerr-McGee shall nominate in writing, in cash in immediately available funds by electronic transfer in United States Dollars unless otherwise agreed on the due date for payment. All payments made or received in currencies other than United States Dollars shall be converted into United States Dollars at the Exchange Rate. Kerr-McGee agrees to pay each member of Kerr-McGee Group that part of each payment to which it is entitled. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Buyer or any member of the Buyer Group to pay such sums to Kerr-McGee or a member of Kerr-McGee Group, as the case may be, and neither the Buyer nor any member of the Buyer’s Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

21.2  Any payment to be made pursuant to this Agreement or any of the other Transaction Documents by Kerr-McGee or any member of Kerr-McGee Group shall be made to the Buyer’s Account, or such other account as the Buyer shall nominate in writing, in cash in immediately available funds by electronic transfer in United States Dollars unless otherwise agreed on the due date for payment. All payments made or received in currencies other than United States Dollars shall be converted into United States Dollars at the Exchange Rate. The Buyer agrees to pay each member of the Buyer Group that part of each payment to which it is entitled. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of Kerr-McGee or any member of Kerr-McGee Group to pay such sums to the Buyer or a member of the Buyer Group, as the case may be, and neither Kerr-McGee nor any member of Kerr-McGee Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

21.3  Where, in this Agreement, any date is specified as being the due date for payment and payment is not made on that date, simple interest calculated on the basis of a 360 day year shall be paid on the amount outstanding on a daily basis (after as well as before any judgement) from the start of the due date to the end of the day preceding the date of actual payment at the rate of three per cent (3%) per annum above the Reference Interest Rate.

22.  Announcements

No Party (Announcing Party) shall make a public announcement or statement regarding the execution or existence of this Agreement without the prior agreement of (if the Announcing Party is Kerr-McGee or Kerr-McGee Guarantor) the Buyer or (if the Announcing Party is the Buyer) Kerr-McGee, such agreement not to be unreasonably withheld or delayed; provided, however, that any such Party may make any public disclosure it believes, in good faith, is required by applicable law including the rules and regulations of any applicable stock exchange or governmental or regulatory authority (in which case the disclosing Party shall use its reasonable endeavours to advise each other Party prior to making such disclosure).

23.  Confidentiality

23.1  For the purposes of this clause 23:

(a)	Confidential Information means:

(i)
(in relation to the obligations of the Buyer under this clause 23) any information received or held by the Buyer (or any of its Representatives) where such information relates to the Kerr-McGee Group or, prior to Completion, any of the Target Companies, and the Buyer shall be the Recipient Party, and Kerr-McGee shall be the Disclosing Party, in respect of such information; or

(ii)
(in relation to the obligations of Kerr-McGee and the Kerr-McGee Guarantor under this clause 23) any information received or held by Kerr-McGee or Kerr-McGee Guarantor (or any of its Representatives) where such information relates to the Buyer Group or, following Completion, any of the Target Companies, and Kerr-McGee or the Kerr-McGee-Guarantor (as the case may be) shall be the Recipient Party, and the Buyer shall be the Disclosing Party, in respect of such information; and

(iii)	information relating to the provisions and subject matter of, and negotiations leading to, this Agreement and any other Transaction Document;

and includes not only written information but information transferred or obtained orally, visually, electronically or by any other means; and

(b)
Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that Party and/or of its respective Affiliates.

23.2  Each Party undertakes that it shall (and shall procure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except as permitted by this clause 23 or envisaged in the Tax Covenant or with the prior written approval of the other relevant Disclosing Party.

23.3  The confidentiality obligation under clause 23.2 shall not apply if and to the extent that the Recipient Party can demonstrate that:

(a)
such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction (provided that, in such circumstances, the disclosing Recipient Party shall first inform the Disclosing Party of its intention to disclose such information and take into account the reasonable comments of the Disclosing Party);

(b)
the Confidential Information concerned was lawfully in the relevant Recipient Party’s possession or the possession of any of its Representatives (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in clause 23.2;

(c)
the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this clause 23.3; or

(d)	the disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other Transaction Document.

23.4  Each Party undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under this Agreement or any other Transaction Document and only if the Representatives are informed of the confidential nature of the Confidential Information.

23.5  If this Agreement is terminated in accordance with its terms, the Recipient Party shall as soon as practicable on request by the Disclosing Party:

(a)
return to the Recipient Party all written documents and other materials relating to the Disclosing Party or the subject matter of this Agreement (including any Confidential Information) which have been provided to the Recipient Party (or its Representatives) by the Disclosing Party (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

23.6  The provisions of this clause 23 shall survive termination and/or Completion of this Agreement.

23.7  With effect from the date of this Agreement, Maersk Olie og Gas AS and Kerr-McGee North Sea (U.K.) Limited shall be released from their respective obligations under the confidentiality agreement between them dated 21 June 2005.

24.  Further Assurance

24.1  Kerr-McGee shall, from time to time on being required to do so by the Buyer, promptly and at the cost and expense of Kerr-McGee do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Buyer as the Buyer may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to the Buyer the full benefit of the rights, powers and remedies conferred by Kerr-McGee in this Agreement.

24.2  The Buyer shall, from time to time on being required to do so by Kerr-McGee, promptly and at the cost and expense of the Buyer do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to Kerr-McGee as Kerr-McGee may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to Kerr-McGee the full benefit of the rights, powers and remedies conferred by the Buyer in this Agreement.

25.  Costs

25.1  Subject to clause 25.2 and except as otherwise provided in this Agreement, each Party shall be responsible for its own costs, charges and other expenses (including in the case of Kerr-McGee the fees of banking, legal and other advisers in connection with the Asset Sale Transaction) incurred in connection with the negotiation, preparation, entering into and Completion of this Agreement and any other Transaction Document.

25.2  Kerr-McGee shall bear any UK stamp duty or, stamp duty reserve tax (including interest and penalties thereon) payable on the stock transfer forms executed to effect the transfer of the shares in KM GB pursuant to this Agreement. The Buyer or its Affiliates shall bear all other stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax and any other similar transfer taxes (including interest and penalties thereon|) arising in respect of the acquisition of the Shares or the Transaction Documents.

26.  Notices

26.1  Any notice pursuant to this Agreement may be given by facsimile transmission (promptly followed by a hard copy delivered in accordance with this clause 26.1) or letter delivered to the Party to be served at the address stated in clause 26.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties.

26.2  A notice given by facsimile transmission shall be deemed to be served on the first (1st) Business Day following the date of dispatch but a notice sent by post or delivered personally shall not be deemed to be delivered until received. A notice sent by email shall be for information only and shall not be deemed to be served until served by facsimile transmission or letter in accordance with clause 26.1.

26.3  The respective addresses for service are:

Kerr-McGee:	Ninian House
Crawpeel Road
Altens
Aberdeen
AB12 3LG

Fax: 01224 242116

For the attention of the Legal Director

With a copy to and following Completion only to:

P.O. Box 25861, MT-29
123 Robert S. Kerr Ave.
Oklahoma City, OK, USA 73125

Fax: (405) 270-3649

For the attention of Kerr-McGee Corporation’s General Counsel

Kerr-McGee
Guarantor:	P.O. Box 25861, MT-29
123 Robert S. Kerr Ave.
Oklahoma City, OK, USA 73125

Fax: (405) 270-3649

For the attention of the Kerr-McGee Guarantor's General Counsel

The Buyer:	50 Esplanaden
DK-1263 Copenhagen
Denmark

Fax: +45 33 63 3878

For the attention of the Buyer Guarantor’s General Counsel

Buyer
Guarantor	50 Esplanaden
DK-1098 Copenhagen
Denmark

Fax: +45 33 63 3673

For the attention of the Buyer’s General Counsel

26.4  A Party may notify another Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 26, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date which is the fifth (5th) Business Day after notice of any change has been given.

26.5  In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in this clause 26 (or as otherwise notified under it).

26.6  The Parties agree that the provisions of this clause 26 shall not apply to the service of any claim form, application notice, order or judgment.

26.7  All notices, demands, requests, statements, certificates or other communications under this Agreement shall be in English unless otherwise agreed in writing.

27.  Conflict with other Agreements

In the event of any conflict between this Agreement and any other agreement relating to the Proposed Transaction, this Agreement shall prevail (as between the parties to this Agreement and as between any other members of Kerr-McGee Group and the Buyer Group) unless:

(a)
such other agreement expressly states that it (or any part of it) overrides this Agreement in any respect and the relevant Parties are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect; or

(b)	the contrary is expressly provided elsewhere in this Agreement.

28.  Entire Agreement

28.1  This Agreement and the other Transaction Documents set out the entire agreement and understanding between the Parties relating to the Proposed Transactions. This Agreement and the other Transaction Documents supersede all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Shares which shall cease to have any further force or effect. It is agreed that:

(a)
no Party has entered into this Agreement and the other Transaction Documents in reliance upon, nor shall any Party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of another Party (or any of its Connected Persons, agents or advisers) which is not expressly set out in this Agreement or any of the other Transaction Documents;

(b)
the only right or remedy of a Party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document to the extent of all other rights and remedies; and

(c)
except for any liability which a Party (or any of its Connected Persons, agents or advisers) has under or in respect of any breach of this Agreement or any of the other Transaction Documents, no Party (or any of its Connected Persons, agents or advisers) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its respective Connected Persons, agents or advisers) in respect of, arising out of, or in any way relating to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

28.2  The agreements and undertakings in this clause 28 are given by each Party on its own behalf and as agent for each of its Connected Persons. Each Party acknowledges that the other Party gives such agreements and undertakings as agent with the full knowledge and authority of each of is respective Connected Persons.

29.  Waivers, Rights and Remedies

Except as otherwise provided in this Agreement, no failure or delay by any Party in exercising any right or remedy provided by law or under or pursuant to this Agreement or any other Transaction Document shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

30.  Contracts (Rights of Third Parties) Act 1999

30.1  Subject to clause 30.2, each Party undertakes to the other Parties that Connected Persons shall have the right to enforce the terms of clauses 11 and 28 under the Contracts (Rights of Third Parties) Act 1999.

30.2  The rights of Connected Persons under clause 30.1 are subject to:

(a)	the term that the Parties to this Agreement may by agreement terminate or rescind or vary it or any element of it in any way without the consent of any Connected Person; and

(b)	the other terms and conditions of this Agreement.

30.3  Except as provided in clause 30.1, a person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

31.  General

31.1  This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

31.2  No amendment, variation or waiver of this Agreement or any other Transaction Document shall be valid unless it is in writing and duly executed by or on behalf of the Parties. The expression variation shall include any variation, supplement, deletion or replacement howsoever effected. Unless expressly agreed, no variation shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are so varied.

31.3  Each of the provisions of this Agreement and any other Transaction Document is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

(a)
so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement or the relevant Transaction Document but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement or the relevant Transaction Document (or of the provisions of this Agreement or that Transaction Document in any other jurisdiction); and

(b)
the Parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

31.4  Except insofar as any term or provision of this Agreement is satisfied on Completion, this Agreement shall remain in full force and effect after Completion.

31.5  No Party shall have the right to assign, transfer or otherwise dispose of its rights and obligations under this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or delayed save that Kerr-McGee shall have the right to assign, transfer or otherwise dispose of its rights under this Agreement to any of its Affiliates without the consent of the Buyer. If Kerr-McGee assigns, transfers or disposes its rights under this Agreement to any of its Affiliates and the assignee ceases to be a member of the Kerr-McGee Group for the time being, Kerr-McGee shall procure that the benefit of this Agreement is re-assigned to Kerr-McGee or assigned to another member of the Kerr-McGee's Group for the time being.

31.6  This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

31.7  Notwithstanding anything herein provided to the contrary, Kerr-McGee and the Buyer do hereby covenant and agree that the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other Party of any of its covenants, agreements, representations, guaranties, warranties, indemnities, disclaimers, waivers or continuing obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of such breach, and in no event shall such recovery include any indirect, consequential, exemplary or punitive damages.

31.8  Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

32.  Governing law, jurisdiction and Service of Process

32.1  This Agreement and the legal relationships established by or otherwise arising in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

32.2  Each of the Parties agrees that any disputes arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules from time to time in force, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration shall be English.

IN WITNESS WHEREOF this Agreement has been duly executed on the day and year first above written.

Signed for and on behalf of
KM DENMARK OVERSEAS APS

Signed for and on behalf of
ALNERY NO. 2524 LIMITED

Signed for and on behalf of
KERR-MCGEE CORPORATION

Signed for and on behalf of
A.P. MOLLER - MAERSK A/S